As filed with the Securities and Exchange Commission on April 7, 2009

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Syniverse Holdings, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

To the Shareholders of Syniverse Holdings, Inc.:

You are cordially invited to attend the Annual Meeting of Shareholders of Syniverse Holdings, Inc. to be held on May 8, 2009 at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, commencing at 9:00 a.m., local time. We look forward to personally greeting as many of our shareholders as possible at the meeting.

The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. If you plan to attend the annual meeting in person, please mark the designated box on the enclosed proxy card. Alternatively, if you utilize the Internet voting system, please indicate your plans to attend the annual meeting when prompted to do so by the system. If you are a shareholder of record, you should bring the bottom half of the enclosed proxy card as your admission card and present the card upon entering the annual meeting. If you are planning to attend the annual meeting and your shares are held in street name (by a bank or broker, for example), you should ask the record owner for a legal proxy or bring your most recent account statement to the annual meeting so that we can verify your ownership of Syniverse stock. Please note, however, that if your shares are held in street name and you do not bring a legal proxy from the record owner, you will be able to attend the annual meeting, but you will not be able to vote at the annual meeting.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, we urge you to promptly complete the enclosed proxy card and return it to the inspector of elections in the postage-prepaid envelope provided, or to promptly use the Internet voting system. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy at that time.

Thank you for your continued interest in Syniverse Holdings, Inc.

/s/ Tony G. Holcombe

Tony G. Holcombe

President and Chief Executive Officer

Enclosures

April 7, 2009

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 8, 2009

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Syniverse Holdings, Inc. will be held at the Tampa Palms Golf & Country Club, 5811 Tampa Palms Blvd., Tampa, Florida 33647, on Friday, May 8, 2009, commencing at 9:00 a.m., local time, for the following purposes:

1.	To elect eight directors of Syniverse Holdings, Inc. for a one-year term expiring in 2010;

2.	To consider and vote on the approval and ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm (independent auditors) for Syniverse Holdings, Inc. for 2009;

3.	To consider and approve the Amended and Restated 2006 Long-Term Equity Incentive Plan of Syniverse Holdings, Inc.; and

4.	To consider and transact such other business as may properly come before the meeting or any adjournment thereof.

In accordance with our bylaws, the close of business on March 24, 2009 has been fixed as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. The stock transfer books will not close.

By Order of the Board of Directors

/s/ Laura E. Binion

Laura E. Binion

Corporate Secretary

Tampa, Florida

April 7, 2009

SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND IN PERSON, BUT WISH THEIR STOCK TO BE VOTED ON MATTERS TO BE TRANSACTED, ARE URGED TO SIGN, DATE, AND MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. THE PROMPT RETURN OF YOUR SIGNED PROXY, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, WILL AID THE COMPANY IN REDUCING THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 8, 2009

The Company’s proxy statement and annual report to shareholders are available at

www.sendd.com/EZProxy/?Project_id=205

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is being solicited by and on behalf of Syniverse Holdings, Inc., and will be voted at the Annual Meeting of Shareholders on May 8, 2009. This statement and the accompanying proxy are first being sent or given to shareholders on or about April 7, 2009. Unless the context otherwise requires, all references to “we”, “us” or the “Company” refer to Syniverse Holdings, Inc. and its subsidiaries.

Solicitation and Revocation of Proxies and Voting

The execution and return of the enclosed proxy will not affect your right to attend the Annual Meeting of Shareholders and to vote in person. Even if you have given a proxy, you have the power to revoke it at any time before it is exercised. You may revoke the proxy prior to its exercise by delivering written notice of revocation to our Corporate Secretary, at 8125 Highwoods Palm Way, Tampa, Florida 33647, by executing a later-dated proxy, or by attending the Syniverse Holdings, Inc. Annual Meeting and voting in person. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the Annual Meeting or any adjournment thereof as specified therein by the person giving the proxy, but, if no specification is made, the shares represented by proxy will be voted as recommended by the Board of Directors.

Quorum; Abstentions; Broker Non-Votes

The holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereat, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present, the election of directors will require a plurality of the votes cast by the shareholders entitled to vote thereon, present in person or represented by proxy.

You may, with respect to the election of directors:

•	vote for the election of all nominees named herein;

•	withhold authority to vote for all such nominees; or

•	vote for the election of all such nominees other than any nominees with respect to whom the vote is specifically withheld by indicating in the space provided on the proxy.

Abstentions and broker non-votes will be treated as present at the Annual Meeting for the purpose of determining a quorum. A broker non-vote occurs when a record owner holding shares for a beneficial owner does not vote on a particular proposal because the record owner does not have discretionary voting power under the applicable rules of the New York Stock Exchange (“NYSE”) with respect to such shares, and the record owner has not received instructions from the beneficial owner. Because directors are elected by a plurality of the votes cast, abstentions and broker non-votes will not be counted in determining which nominees received the largest number of votes cast.

The ratification of the selection of Ernst & Young LLP requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy at the Annual Meeting. Abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of Ernst & Young LLP as our independent registered public accounting firm. Broker non-votes will not be counted in tabulating the votes cast.

The approval of the Amended and Restated 2006 Long-Term Equity Incentive Plan requires the affirmative vote of the holders of a majority of the voting power of the issued and outstanding stock of the Company entitled to vote thereon, present and voting, in person or represented by proxy at the Annual Meeting; provided that the total votes cast represents over fifty percent (50%) in interest of all securities entitled to vote on the proposal. Abstentions will be counted in tabulating the votes cast and will have the same effect as a vote against the approval of the Amended and Restated 2006 Long-Term Equity Incentive Plan. Broker non-votes will not be counted in tabulating the votes cast and therefore will affect the outcome of a vote only to the extent that broker non-votes could impair our ability to satisfy the NYSE requirement that the total votes cast on the proposal to approve the Amended and Restated 2006 Long-Term Equity Incentive Plan represent over fifty percent (50%) in interest of all securities entitled to vote thereon.

As a matter of policy, we maintain proxies and voting tabulations that identify individual shareholders on a confidential basis. We make such documents available only to those who process the proxy cards, tabulate the vote, and serve as inspectors of election and certain of our employees responsible for the Annual Meeting. We do not disclose your vote except as may be necessary to meet legal requirements.

Only the holders of outstanding shares of our common stock of record at the close of business on March 24, 2009, are entitled to receive notice of and to vote at the Annual Meeting. As of the March 24, 2009 record date, we had 68,452,275 outstanding shares (net of treasury shares) of our common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting.

Voting Procedures

Because Delaware, the state in which we are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, our shareholders will have the option to submit their proxies or voting instructions electronically through the Internet. Please note that there are separate arrangements for using the Internet depending on whether your shares are registered in our stock records in your name or in the name of the brokerage firm or bank. Shareholders should check their proxy card or the voting instruction card forwarded by their broker, bank or other holder of record to see which options are available.

You can find the results of the voting on the proposals in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2009.

Cost of Proxy Solicitation

We are soliciting your proxy on behalf of our Board of Directors, and we will bear all of the related costs for preparing, printing and mailing this proxy statement. We have hired Georgeson, Inc. to assist us in soliciting proxies. We anticipate paying Georgeson, Inc. a fee of $9,000, plus expenses, for these services. We will also reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our employees also may communicate with you to solicit your proxy, but we will not pay them any additional compensation for doing so.

Householding

The Securities and Exchange Commission (“SEC”) rules permit us, with your permission (including, in certain circumstances, your implied permission), to send a single set of proxy statements and annual reports to any household at which two or more shareholders reside if we believe that they are members of the same family.

Each shareholder will continue to receive a separate proxy card. This procedure, known as householding, reduces the volume of duplicate information you receive and helps to reduce our expenses. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We will deliver a separate copy of the proxy statement or annual report, as requested, to any shareholder at a shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, you can request a separate copy of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Corporate Secretary. Additionally, shareholders sharing an address can request delivery of a single copy of the proxy statement or annual report if they are receiving multiple copies of the proxy statement or annual report by calling us at (813) 637-5000 or by writing to us at any time at the following address: Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647, attn: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eight (8) persons, all of which are being nominated for re-election to the Board of Directors. Each director serves a one year term. The current directors who will stand as nominees for election as directors, are as follows:

Name	Age	Position	Year First Became a Director
Robert J. Marino	61	Chairman of the Board, Director	2004
Tony G. Holcombe	53	President and Chief Executive Officer, Director	2003
Jason Few	42	Director	2007
Robert J. Gerrard, Jr.	56	Director	2008
James B. Lipham	60	Director	2005
Jack Pearlstein	45	Director	2005
Timothy A. Samples	51	Director	2007
Fritz E. von Mering	56	Director	2008

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF JASON FEW, ROBERT J. GERRARD, JR., TONY G. HOLCOMBE, JAMES B. LIPHAM, ROBERT J. MARINO, JACK PEARLSTEIN, TIMOTHY A. SAMPLES AND FRITZ E. VON MERING AS DIRECTORS.

Robert J. Marino was named Chairman of the Board on December 31, 2006 and has served as a director since February 2004. From August 1998 to February 2003, Mr. Marino served as Group President of Convergys Information Management Group. Convergys Corporation was formed by spinning off Cincinnati Bell Information Systems Inc. (CBIS) and MATRIXX Marketing Inc. from Cincinnati Bell Inc. Prior to this, Mr. Marino served as President and Chief Executive Officer of CBIS from October 1996 to August 1998 and Chief Operating Officer of CBIS from November 1995 to October 1996. Prior to joining CBIS, Mr. Marino served as President of the northeast region at Nextel Communications from November 1993 to October 1995. Mr. Marino also held senior management positions at Houston Cellular Telephone Company, Compania de Radiocomunicaciones Moviles in Argentina and Sprint Corporation. Mr. Marino holds a Bachelor of Science degree in economics from the State University of New York College at Brockport.

Tony G. Holcombe has served as a director since March 2003. Effective January 9, 2006, Mr. Holcombe became our President and Chief Executive Officer. From December 2003 to November 2005, Mr. Holcombe served in various executive positions at Web MD, including as President of its Emdeon Business Services (formerly known as WebMD Business Services) segment from December 2003 to October 2004, and as President of Web MD from October 2004 to November 2005. From September 2002 to December 2003 Mr. Holcombe was Chief Executive Officer of Valutec Card Solutions. From May 1997 to September 2002, Mr. Holcombe served in various executive positions at Ceridian Corporation and its subsidiaries. From November 1999 to September 2002, Mr. Holcombe served as Executive Vice President of Ceridian Corporation. Prior to this, Mr. Holcombe was President and Chief Executive Officer of National Processing, Inc. from October 1994 to March 1997. Mr. Holcombe serves on the board of directors of CTIA and the Wireless Foundation. Mr. Holcombe holds a Bachelor of Arts degree from Georgia State University.

Jason Few joined the Board of Directors in July 2007. Mr. Few is Senior Vice President Mass Markets & Operations for Reliant Energy, Inc. He joined Reliant Energy in 2008. From 2003 to 2008 Mr. Few served in various executive positions at Motorola, Inc., including Corporate Vice President and GM Companion Products, Corporate Vice President Global Retail and Distribution, Corporate Vice President Global Quality and Customer

Advocacy Mobile Devices and Vice President and Chief Marketing Officer of North America. Prior to that, he served in several vice president positions at SBC, and in senior marketing and sales positions at AT&T. Mr. Few earned a master’s degree in Business Administration from Northwestern University’s J.L. Kellogg Graduate School of Management and a Bachelor’s degree in Business Administration in computer systems from the Ohio University School of Business.

Robert J. Gerrard, Jr. joined the Board of Directors in April 2008. Until January 31, 2009, Mr. Gerrard served as Executive Vice President and General Counsel of Scripps Networks LLC, which he joined in 1997. He has over thirty years of legal experience in the areas of multimedia, entertainment, intellectual property, litigation and mergers and acquisitions. He established the Scripps Networks legal department and oversaw the company’s human resources department until January 2007. From 1994 to 1997, he was Vice President and General Counsel of Sega Channel, a joint venture formed by cable television companies Time Warner Cable, Tele-Communications Inc. and videogame creator Sega. He was senior counsel for Home Box Office from 1982-1994 and a litigation associate with Hughes Hubbard & Reed from 1977 to 1982. Mr. Gerrard earned a Juris Doctor degree from Harvard Law School and a Bachelor’s degree from Harvard College.

James B. Lipham has served as a director since February 2005. Mr. Lipham is Senior Executive Vice President and Chief Financial Officer of Total System Services, Inc. (TSYS) which is publicly held and traded on the NYSE. Mr. Lipham joined Synovus Financial Corp., formerly Columbus Bank and Trust Company Bancshares, Inc., in 1984 as Vice President and Assistant Treasurer of the Financial Division. In December 1987, he transferred to TSYS as Treasurer where he later became Executive Vice President and Chief Financial Officer. Prior to joining Synovus Financial Corp., Mr. Lipham was Senior Vice President and Chief Financial Officer of First Federal Savings and Loan in Columbus, Ga. Prior to First Federal, he was employed with Ernst & Whinney as a Senior Accountant. Mr. Lipham holds a Bachelor of Science degree in Business Administration from West Georgia College. Mr. Lipham serves on the board of directors of TSYS Acquiring Solutions and China Unionpay Data Co. LTD. He is also a member of the board of directors of the Columbus Area Habitat for Humanity, Inc., Green Island Country Club and Columbus Hospice.

Jack Pearlstein has served as a director since February 2005. From April 2006 to March 2009 Mr. Pearlstein was Chief Financial Officer of Solera Holdings, Inc., a leading provider of software and services to the automobile insurance claims processing industry. Mr. Pearlstein previously served as Chief Financial Officer, Treasurer and Secretary of DigitalNet Holdings, Inc. from September 2001 through October 2004, when DigitalNet Holdings, Inc. was acquired by BAE Systems, North America. From September 2000 until July 2001, Mr. Pearlstein served as Chief Financial Officer of Commerce One, Inc.’s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc. From July 1998 until September 2000, Mr. Pearlstein served as AppNet’s Senior Vice President and from May 1999 until September 2000, Mr. Pearlstein served as AppNet’s Chief Financial Officer and Treasurer. From November 1996 until July 1998, Mr. Pearlstein was a Managing Director and Principal of Foxhall Capital, LLC. Mr. Pearlstein has a Bachelor of Science degree in Accounting from New York University and a Master of Business Administration degree in Finance from George Washington University.

Timothy A. Samples has served as a director since March 2007. Mr. Samples has over 25 years experience in the communications industry. Since January of 2003, he has been a Principal at Sapience LLC, in Scottsdale, Arizona, where he does consulting work and serves as a non-executive director for two telecommunications and technology companies. From February 2001 to June 2002, he served as Chief Executive Officer, President, and Chairman of the Board of Management for Completel N.V., a Dutch registered competitive local exchange carrier, in London, England and Paris, France. From February 2000 to February 2001, Mr. Samples served as Chief Executive Officer and President of Firstmark Communications, a Pan-European broadband company with operations in seven Western European countries. From September 1997 to February 2000, he was Chief Executive Officer of One2One, a GSM service operator created through a joint venture between MediaOne group and cable and wireless providers. From July 1995 to May 1996, Mr. Samples served as Vice President and General Manager for US West Cellular/Airtouch in Phoenix, Arizona. Prior to 1995, Mr. Samples held various management, sales, and marketing positions with US West/MediaOne Group. Mr. Samples earned a Bachelor’s degree in Psychology from the University of Toledo and an advanced Management degree from the Wharton School of the University of Pennsylvania.

Fritz E. von Mering has served as a director since August 2008. Mr. von Mering is the Managing Director of Miles River Management, a strategic planning and financial management consulting firm. From 1989 to 2006 Mr. von Mering held various executive positions at Boston Communications Group, Inc., a company he helped found, including Chief Operating Officer, Vice President of Development and Chief Financial Officer. Prior to 1989, Mr. von Mering was Chief Financial Officer of Massachusetts Gas & Electric and Vice President, General Manager and Chief Financial Officer for Metromedia Corp. Mr. von Mering has a Master’s of Business degree from Babson College and a Bachelor’s degree in Accounting from Boston College. Mr. von Mering serves on the board of directors of Microfinancial Corp.

Director Independence

The listing standards of the NYSE provide that a majority of the Board of Directors must meet the requirements for being an independent director, including the requirement that the Board of Directors affirmatively determine that the Director has no material relationship with the Company. To guide in this determination, our Board of Directors has adopted categorical standards of independence. Pursuant to these standards a director will not be independent if: (i) the director is, or has been within the last three years, an employee of the Company, or an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; (ii) the director, or an immediate family member of the director, has received during any twelve-month period within the last three years more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent on continued service); (iii) the director is a current partner or employee of a firm that is the Company’s internal or external auditor, has an immediate family member who is a current partner of such a firm, has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit, or has an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit during that time period; (iv) the director or an immediate family member of the director is or has been employed as an executive officer of another company where any of the Company’s present executive officers served on that other company’s compensation committee; or (v) the director is a current employee, or an immediate family member of such director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of (a) $1,000,000, or (b) two percent (2%) of such other company’s consolidated gross revenues.

After applying the standards set forth above, the Board of Directors has determined that all persons who served as directors during 2008, except Mr. Hofmann who resigned in May 2008, Mr. Donnini who resigned in August 2008, Mr. Roche who resigned in September 2008 and Mr. Holcombe who currently serves as our Chief Executive Officer, are “independent” under our categorical standards and the applicable requirements of the NYSE. Accordingly at all times during 2008 we were in compliance with the requirement of the NYSE to have a majority of independent directors.

Board Committees

Our Board of Directors has established three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and has adopted a written charter for each of these committees. Copies of the charters of each of these committees are available on the Company’s website: www.syniverse.com. Our website and the information contained or incorporated therein are not intended to be incorporated into this proxy statement. Shareholders can obtain copies of these documents upon written request to Corporate Secretary, Syniverse Holdings, Inc., 8125 Highwoods Palm Way Tampa, Florida 33647.

Audit Committee. From January 2008 until April 2008 the Audit Committee was comprised of Messrs. James B. Lipham (Chairman), Timothy A. Samples and Jack Pearlstein. In April 2008, Mr. Few replaced Mr. Pearlstein as an Audit Committee member. In accordance with its charter, the primary functions of the Audit Committee are to assist the Board of Directors in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence and performance of the Company’s independent accountants. The Board of Directors has determined that all of the members of the Audit Committee are “independent,” in accordance with its guidelines and the applicable rules of the NYSE. The Board of Directors has determined that Mr. James B. Lipham is an “audit committee financial expert” as defined by Item 407 of Regulation S-K promulgated by the SEC and that all members of the Audit Committee are “financially literate” as that term is used under the applicable rules of the NYSE.

In January 2009, Mr. Samples resigned from the Audit Committee and Messrs. Pearlstein and von Mering joined the Audit Committee. The Board of Directors has determined that each of Messrs. Pearlstein and von Mering are “independent” and “financially literate” in accordance with its guidelines and the applicable rules of the NYSE.

Compensation Committee. From January 2008 until April 2008 the Compensation Committee was comprised of Messrs. Robert J. Marino (Chairman), Jack Pearlstein and Collin E. Roche. Upon joining the Board of Directors in April 2008, Mr. Gerrard was appointed to the Compensation Committee. Mr. Roche resigned from the Compensation Committee at the same time he resigned from the Board of Directors in September 2008. In accordance with its charter, the primary functions of the Compensation Committee are to review and make decisions regarding compensation of the Company’s executive officers, to make recommendations regarding compensation of non-employee members of the Company’s Board of Directors and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans.

Prior to November 7, 2007, we were a “controlled company” under the rules of the NYSE and qualified for, and relied on, the “controlled company” exception to the committee composition requirements under the rules of the NYSE. Pursuant to this exception, we were exempt from the rule that requires that our Compensation Committee be comprised solely of “independent directors” as defined under the rules of the NYSE. On November 7, 2007 we ceased to be a “controlled company” for purposes of the NYSE corporate governance rules due to the sales of shares by our largest shareholder. Accordingly, as permitted by the NYSE rules, we phased in compliance with this requirement so that at a minimum (i) at November 7, 2007, we had at least one independent member on the Compensation Committee, (ii) within 90 days of November 7, 2007, the Compensation Committee consisted of a majority of independent directors, and (iii) by November 7, 2008, all members of the Compensation Committee were independent within the meaning of the NYSE listing requirements.

The Board of Directors has determined that all persons who served on the Compensation Committee during 2008 were “independent” in accordance with its guidelines and the applicable rules of the NYSE, except Mr. Roche. Mr. Roche resigned from the Compensation Committee in September 2008.

In January 2009, Mr. Marino resigned from the Compensation Committee, Mr. Gerrard was elected as Chairman of the Compensation Committee and Messrs. Samples and von Mering joined the Compensation Committee. The Board of Directors has determined that Messrs. Samples, and von Mering are “independent” in accordance with its guidelines and the applicable rules of the NYSE.

An important aspect of the Compensation Committee’s responsibilities relates to the determination of compensation for Company executives, including the Chief Executive Officer. The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. For the past several years, the Committee has retained Mercer (US) Inc. as its third party advisor. In this capacity, Mercer reports directly to the Compensation Committee, and the Compensation Committee directs Mercer’s work. Mercer provides third-party data and advice to the Compensation Committee regarding the Company’s executive and non-executive director compensation programs. In the course of conducting its activities, Mercer attends meetings of the Compensation Committee and presents its findings and recommendations for discussion. At different times throughout 2008, the Compensation Committee instructed Mercer to review the Company’s executive compensation strategy; develop a custom peer group of companies and gather, analyze and provide comparative compensation and business performance data with respect to certain of the Company’s executives; report on current trends in executive compensation and the impact of such trends on the Company and its executive compensation; and provide additional analytical and advisory services as requested.

Nominating and Corporate Governance Committee. From January 2008 until August 2008, the Nominating and Corporate Governance Committee was comprised of Messrs. Timothy A. Samples (Chairman), David A. Donnini and Jason Few. Mr. Donnini resigned from the Nominating and Corporate Governance Committee at the same time he resigned from the Board of Directors in August 2008 and was replaced by Mr. von Mering. In accordance with its charter, the primary functions of the Nominating and Corporate Governance Committee are to identify and to recommend to the Board of Directors the selection of director nominees for each Annual Meeting of Shareholders or for any vacancies on the Board of Directors and to make recommendations to the Board of Directors regarding the adoption or amendment of corporate governance principles applicable to the Company.

Prior to November 7, 2007, we were a “controlled company” under the rules of the NYSE, and qualified for, and relied on, the “controlled company” exception to the committee composition requirements under the rules of the NYSE. Pursuant to this exception, we were exempt from the rule that requires that our Nominating and Corporate Governance Committee be comprised solely of “independent directors” as defined under the rules of the NYSE. On November 7, 2007, we ceased to be a “controlled company” for purposes of the NYSE corporate governance rules due to the sales of shares by our largest shareholder. Accordingly, as permitted by the NYSE rules, we phased in compliance with this requirement so that at a minimum (i) at November 7, 2007, we had at least one independent member on the Nominating and Corporate Governance Committee, (ii) within 90 days of November 7, 2007, the Nominating and Corporate Governance Committee consisted of a majority of independent directors, and (iii) by November 7, 2008, all members of the Nominating and Corporate Governance Committee were independent within the meaning of the NYSE listing requirements.

The Board of Directors has determined that all persons who served on the Nominating and Corporate Governance Committee during 2008 were “independent” in accordance with its guidelines and the applicable rules of the NYSE, except Mr. Donnini. Mr. Donnini resigned from the Nominating and Corporate Governance Committee in August 2008.

In January 2009, Mr. von Mering resigned from the Nominating and Corporate Governance Committee and Mr. Gerrard joined the Nominating and Corporate Governance Committee. The Board of Directors has determined that Mr. Gerrard is “independent” in accordance with its guidelines and the applicable rules of the NYSE.

Attendance at Board and Committee Meetings. There were 27 meetings of the Board of Directors, 11 meetings of the Audit Committee, 9 meetings of the Compensation Committee and 2 meetings of the Nominating and Corporate Governance Committee held during fiscal year ended 2008. Our Corporate Governance Guidelines set forth the expectations that directors attend all meetings of the Board of Directors and any committees they serve as well as encourage that directors attend the Annual Meeting of the Shareholders. No director, other than Mr. Roche, attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the committees of which he was a member held during fiscal year ended 2008. Two of the then-incumbent directors attended the 2008 Annual Meeting of our shareholders.

Executive Sessions of Non-Management Directors. The non-management directors meet regularly without management present in conjunction with the Board meetings and the committee meetings. After the executive session, a designated director will update our Chief Executive Officer on the key items discussed. Non-management directors who are not independent under the NYSE rules participated in these executive sessions.

Director Qualification Standards and Evaluation Process

The Nominating and Corporate Governance Committee seeks to align Board composition with the Company’s strategic direction so that the Board members bring skills, experience and backgrounds that are relevant to the key strategic and operational issues that they will oversee and approve. Director candidates are typically selected based upon their character, track record of accomplishment in leadership roles, as well as their professional and corporate expertise, skills and experience. Criteria that are typically considered by the Nominating and Corporate Governance Committee in the selection of directors include:

(i)	the independence, judgment, strength of character, reputation in the business community, ethics and integrity of the individual;

(ii)	the business or other relevant experience, skills and knowledge that the individual may have that will enable him/her to provide effective oversight of the Company’s business;

(iii)	the fit of the individual’s skill set and personality with those of the other Board members so as to build a Board of Directors that works together effectively and constructively; and

(iv)	the individual’s ability to devote sufficient time to carry out his or her responsibilities as a director in light of his/her occupation and the number of boards of directors of other public companies on which he/she serves.

These are only threshold criteria, however, and the Nominating and Corporate Governance Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board of Directors based upon the totality of the candidate’s credentials, experience and expertise, the composition of the Board of Directors at the time, and other relevant circumstances.

The Board of Directors selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board of Directors at the time and using the criteria set forth above. The Nominating and Corporate Governance Committee identifies potential nominees through its network of contacts or, from time to time, the Nominating and Corporate Governance Committee has engaged the services of a professional search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director candidates.

In cases when a professional search firm is engaged, it will assist the Nominating and Corporate Governance Committee in identifying potential candidates that fit the Board of Director’s search criteria (using databases and other resources), obtaining candidate resumes and other biographic information, conducting initial interviews to assess candidates’ qualifications, fit and interest in serving on the Board of Directors, scheduling interviews with the Chairman of the Nominating and Corporate Governance Committee and other members of the Board of Directors and management, performing reference checks, and assisting in finalizing arrangements with candidates who receive an offer to join the Board of Directors.

Mr. von Mering was recommended as a nominee to serve on the Board of Directors through a professional search firm retained by the Nominating and Corporate Governance Committee. The recommendation was based on his credentials and extensive experience in the telecommunications industry. Mr. von Mering was interviewed by the Chairman of the Board, the Chairman of the Nominating and Corporate Governance Committee and each of its members, and the Company’s Chief Executive Officer, all of which recommended that his candidacy be considered by the full Board of Directors.

Corporate Governance

The Board of Directors has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as all Board committee charters, the Company’s Code of Business Conduct, the Company’s Insider Trading Policy and the Code of Ethics for Senior Financial Employees are available on the Company’s website, www.syniverse.com at the “Investors” tab, under “Corporate Governance—Governance Highlights.” The information on the Company’s website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to the Corporate Secretary of the Company at 8125 Highwoods Palm Way, Tampa, Florida 33647.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee was an officer or employee of the Company in 2008 or any time prior thereto. During 2008, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the Board or compensation committee, or similar committee, or any other company whose executive officer(s) served as a member of our Board of Directors or our Compensation Committee.

INDEPENDENT AUDITOR FEE INFORMATION

Independent Registered Public Accounting Firm

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and to respond to appropriate questions.

Services and Fees and Expenses of Ernst & Young LLP During 2008 and 2007

The following table presents fees for professional audit and other services rendered by our independent registered public accountants, Ernst & Young LLP, for the years ended December 31, 2008 and 2007.

	Year Ended December 31, 2008	Year Ended December 31, 2007
Audit fees(1)	$1,281,200	$1,623,561
Audit-related fees(2)	132,715	375,172
Tax fees(3)	290,389	5,229
All other	—	—

Total fees	$1,704,304	$2,003,962

(1)	Audit fees include fees for our fiscal year-end audit, review of financial statements included in our Form 10-Q Quarterly Reports, audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 and services that are normally provided by the independent registered public accounting firm in connection with regulatory filings for those fiscal years.
(2)	Audit-related fees include fees for due diligence in connection with proposed acquisitions and internal control reviews.
(3)	Tax fees include fees for tax compliance and advice.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services of the Independent Registered Public Accountants

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accountants in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. In 2008, the Audit Committee adopted pre-approval policies and procedures detailed as to particular services and particular amounts and delegated pre-approval authority to a member of the Audit Committee. Under this policy, the decision of any Audit Committee member to whom pre-approval authority has been delegated must be presented to the full Audit Committee at the next scheduled meeting. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accountants in accordance with this pre-approval policy. During fiscal year 2008, all services were pre-approved by the Audit Committee or a designated member of the Audit Committee in accordance with this policy.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has recommended Ernst & Young LLP for reappointment as our independent registered public accounting firm. Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2008. Ernst & Young LLP is a member of the SEC Practice Section of the American Institute of Certified Public Accountants and is registered with the Public Company Accounting Oversight Board.

Shareholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, we are submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPOINTMENT OF THE FIRM OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR SYNIVERSE HOLDINGS, INC. FOR THE YEAR 2009.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

Our executive officers are set forth below. Certain of the officers hold or have held positions in several of our subsidiaries. The ages and position titles of the persons set forth below are as of April 1, 2009.

Name	Age	Position
Tony G. Holcombe(1)	53	President, Chief Executive Officer, Director
Eugene Bergen Henegouwen	49	Executive Vice President, Managing Director, Europe, Middle East and Africa
Laura E. Binion	52	Senior Vice President, General Counsel and Secretary
Raymond Cheung	52	Executive Vice President, Chief Executive Officer, Asia Pacific
Alfredo T. de Cárdenas	45	Executive Vice President, North America
Lori Gonnu	53	Executive Vice President, General Manager—Roaming Services and Interworking
Jeffrey S. Gordon	48	Chief Technology Officer
Leigh M. Hennen	58	Chief Human Resources Officer
David W. Hitchcock	48	Executive Vice President and Chief Financial Officer
William H. McGee	57	Senior Vice President—Mergers & Acquisitions
Giorgio Miano	36	Senior Vice President, Caribbean and Latin America
Michael J. O’Brien	43	Senior Vice President—Business Development
Martin A. Picciano	42	Senior Vice President and Chief Accounting Officer
Janet Roberts	53	Senior Vice President—Corporate Communications and Marketing

(1)	Biography provided previously under “Proposal I Election of Directors.”

Eugene Bergen Henegouwen became our Executive Vice President, Managing Director, Europe, Middle East and Africa, in February 2007. Prior to that, he served as Managing Director—European Operations since May 2003. Mr. Bergen Henegouwen, a Dutch native, has held a variety of high tech executive level positions in the United States and The Netherlands. Prior to joining the Company, he was Chief Executive Officer and Chairman of Invention Machine Corporation from January 2001 to November 2002. From January 1999 to December 2000, he was Chief Executive Officer and President of AVIO Digital Inc. and from April 1995 to December 1998, he was Chief Executive Officer of Philips Creative Display Solutions in The Netherlands. Mr. Bergen Henegouwen has also held senior level management positions with Philips Consumer Electronics, Business Electronics and Philips Telecommunications and Data Systems. He holds a Masters degree and a Bachelor of Science degree in Electrical Engineering from Delft University of Technology in The Netherlands.

Laura E. Binion became our Senior Vice President, General Counsel and Secretary in June, 2008. Prior to joining Syniverse, Ms. Binion served as Executive Vice President and General Counsel of CheckFree Corporation, a position she held from 2001 to 2007. From 1986 to 2001, Ms. Binion held various positions in the legal departments of Verizon Wireless (or its predecessor companies—Contel Corporation, Contel Cellular, GTE Corporation and GTE Wireless), including General Counsel of Contel Cellular from 1991 to 1995 and Vice President and General Counsel of GTE Wireless from 1997 to 2000. Prior to joining Contel Corporation in 1986, Ms. Binion was an associate at the law firms of Parker, Hudson, Rainer, Dobbs & Kelly and Kutak, Rock & Huie. Ms. Binion earned both a Bachelor’s degree in Political Science and a Juris Doctor degree from the University of Georgia.

Raymond Cheung became our Executive Vice President and Chief Executive Officer, Asia Pacific in February 2007. Prior to joining Syniverse, Mr. Cheung served as Chief Executive Officer of Interactive Technology Holdings Limited (ITHL) since 2002, during which time he was responsible for both corporate strategies and operations. Mr. Cheung has more than 20 years experience in technology planning, system design, product development and field operations in the telecommunications sectors. Prior to forming ITHL, he served as

Senior Manager of Hong Kong Telecom (now known as PCCW-HKT) where he gained extensive experience in various business divisions, including service development of private networks, data communications and product strategies. Mr. Cheung graduated from the Chinese University of Hong Kong in 1980 with a major in Electronics.

Alfredo T. de Cárdenas became our Executive Vice President of North America in March 2008. Prior to joining Syniverse, commencing in 1992, Mr. de Cárdenas held a number of key leadership roles for Nortel Networks, including General Manager of Converged Multimedia Networks, and various vice president positions in carrier support and operations, sales, marketing, customer care, and network operations. Mr. de Cárdenas earned his Master of Business Administration degree from Nova Southeastern University and his Bachelor’s degree in Industrial and Systems Engineering from Florida International University.

Lori Gonnu became our Executive Vice President and General Manager—Roaming Services and Interworking in April 2009. Prior to joining Syniverse, Ms. Gonnu was Executive Director of the International Division of SFR, a Vivendi company she joined in 1990. Ms. Gonnu earned her Bachelor of Arts degree in Political Science from Wellesley College, her diplôm 3 cycle in International Economics from the Institut des Hautes Etudes Internationales in Geneva, Switzerland, her MALD (Law and Diplomacy) from The Fletcher School of Law and Diplomacy from Tufts University and her Master of Business Administration from Insead in Fontainebleau, France.

Jeffrey S. Gordon joined us as our Chief Technology Officer in January 2008. Prior to joining Syniverse, commencing in 1997, he held a number of leadership positions at Convergys Corporation, most recently as Senior Vice President of Industry Solutions. Prior to Convergys, he served in a wide range of key technology positions at Bell Atlantic, IBM and General Electric. Mr. Gordon, who is the author of seven U.S. patents relating to systems architecture and wireless communications, earned his Bachelor’s degree in Electrical Engineering honors from Purdue University and is a graduate of the IBM Systems Research Institute.

Leigh M. Hennen became our Chief Human Resources Officer in August 2006. Before joining Syniverse, Ms. Hennen was Vice President of Human Resources for Emdeon Business Services from January 2004 to March 2006. Prior to that, Ms. Hennen was Senior Vice President of Human Resources for Ceridian Human Resource Solutions from May 2000 to January 2004. From January 1998 to May 2000, Ms. Hennen was a partner in an organization development consulting company called Dannemiller Tyson and Associates. From May 1984 to December 1997, Ms. Hennen held senior human resource leadership positions at Computing Devices International both domestically and internationally.

David W. Hitchcock became our Executive Vice President and Chief Financial Officer in June 2007. Prior to joining Syniverse, Mr. Hitchcock was Chief Financial Officer of North America for Alcatel-Lucent. Mr. Hitchcock has almost 20 years of experience in corporate finance, mainly with AT&T and Lucent Technologies. Commencing in 2003, he has held a wide range of key financial leadership roles, including Corporate Controller for Lucent Technologies as well as Business Operations and Financial Vice President for Lucent Worldwide Services. Mr. Hitchcock earned both his Bachelor’s degree in Accounting and Master’s degree in Business Administration from Wake Forest University. He is a certified public accountant.

William H. McGee joined Syniverse as Vice President—Mergers & Acquisitions in November 2006 and became our Senior Vice President of Mergers & Acquisitions in May 2008. Prior to joining Syniverse, Mr. McGee served as Managing Director of Corporate Business Development for Electronic Data System from 1996 to 2004. Prior to joining Electronic Data Systems, Mr. McGee worked in the investment banking division of various firms, including Merrill Lynch, Salomon Brothers and Lehman Brothers. Mr. McGee earned his Bachelor’s degree in Finance from the University of Missouri, Columbia and his Master’s degree in Business Administration from Pennsylvania State University.

Giorgio Miano joined Syniverse in January 2004 and became Senior Vice President, Caribbean and Latin America in July 2007. Prior to joining Syniverse, Mr. Miano held various positions at Wind Telecommunications in Italy from 2000 to 2003 and at Exxon—Italy from 1996 to 1998. Mr. Miano holds an Advanced Degree in Business and Economics from the University of La Sapienza of Rome and a Master’s Degree in Cooperation and International Development from the University of Pavia in Italy.

Michael J. O’Brien became our Senior Vice President of Business Development in May 2008. Mr. O’Brien has served in various capacities at Syniverse including positions in marketing, product management and business development since joining Syniverse in 1989. Mr. O’Brien holds a Bachelor’s Degree in Computer Science from the University of Virginia.

Martin A. Picciano became our Senior Vice President and Chief Accounting Officer in August 2008. Before joining Syniverse, Mr. Picciano was Senior Vice President and Chief Accounting Officer of Global Payments, Inc., a company he joined on January 1, 2001. Prior to joining Global Payments, Mr. Picciano held a variety of corporate accounting positions at other public companies, including Rollins, Inc. and National Data Corporation. Mr. Picciano earned his Bachelor of Business Administration degree in Accounting from Niagara University and is a certified public accountant.

Janet Roberts joined Syniverse as Vice President of Corporate Communications & Marketing in September 2006 and became our Senior Vice President of Corporate Communications & Marketing in May 2008. Prior to joining Syniverse, Ms. Roberts was the Vice President of Global Marketing & Communications for Telcordia Technologies (from 2003 to 2006), Vice President of Global Marketing Communications for 360 Networks (from 2000 to 2001) and Vice President of Marketing for De La Rue plc (from 1996 to 1998). Prior to that, Ms. Roberts held various positions at AT&T for 11 years. Ms. Roberts earned both her Bachelor’s degree in Liberal Arts and her Master’s of Business Administration in Marketing degree from the University of Alabama.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Company’s compensation program for its executive officers is designed to attract, motivate, reward and retain key executives and employees to enhance shareholder value by emphasizing performance-based compensation. The program is directed towards motivating executives to achieve the business objectives of the Company, to reward them for their achievement and to attract and retain executive officers who contribute to the long-term success of the Company. The Company believes that its compensation programs link performance to both annual and long-term goals and objectives.

Our policy for allocating between currently paid and long-term compensation is to provide adequate base compensation to attract and retain personnel, while offering incentives to achieve short-term and longer-term financial performance goals and to maximize long-term value for our shareholders. Our policy provides us the flexibility to allocate between short-term and long-term compensation and between cash and equity-based compensation. We provide cash compensation in the form of a base salary to meet competitive salary norms. In addition, we provide annual cash bonuses which reward executive performance against short-term goals. Finally, we provide awards under our 2006 Long-Term Equity Incentive Plan to align executive pay with long term gains in shareholder value.

The primary objectives of our compensation program are:

•	to attract and retain the best possible executive talent;

•	to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives; and

•	to align executive officers’ incentives with increases in shareholder value and the achievement of corporate objectives.

The amount of aggregate compensation is determined by the Compensation Committee, which considers the following factors to determine the amount of compensation and combination of elements to pay each Named Executive Officer listed in our compensation tables (“NEO”):

•	performance against corporate objectives for the year;

•	value of an individual’s unique skills and capabilities to support our objectives;

•	contribution as a member of the executive management team; and

•	relevant market data for comparable positions in comparable companies.

Oversight of Compensation Program

The Compensation Committee of our Board of Directors administers and oversees the compensation policies for the Company’s executive officers and directors. The Compensation Committee is also responsible for approving the equity compensation of executive officers under the Company’s long-term equity incentive plans. The Compensation Committee has reviewed and approved all components of our Chief Executive Officer’s and each other NEO’s compensation, including salary, bonus, equity and long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and under several potential severance and change-in-control scenarios.

The Compensation Committee has the authority to engage outside advisors to assist it in fulfilling these responsibilities. For the past several years, the Compensation Committee has retained Mercer (US) Inc. (“Mercer”) as its third party advisor. In this capacity, Mercer reports directly to the Compensation Committee, and the Compensation Committee directs Mercer’s work. The Compensation Committee also reviews and approves the professional fees paid to Mercer for its executive compensation services. Mercer provides objective data analysis and advice to the Compensation Committee regarding the Company’s executive and non-employee director compensation programs. All of the decisions with respect to determining the amount or form of compensation for the Company’s executive officers are made by the Compensation Committee and may reflect factors and considerations other than the information and advice provided by Mercer.

At the Compensation Committee’s request, Mercer conducted a comprehensive review of Syniverse’s executive compensation program in 2006 (the “2006 Study”), as further described below. In determining compensation for the NEOs in 2008, the Compensation Committee requested Mercer to provide assistance with certain aspects of the Company’s executive compensation program, such as the Company’s existing long-term incentive grant guidelines, but did not request an updated market study given the limited amount of time which has passed since the 2006 Study was completed and the limited extent of changes to the executive pay program being contemplated in 2008. Accordingly, the Compensation Committee continued to use the 2006 Study as a basis for its 2008 compensation decisions, as well as other more recent published survey data, such as the 2007 Radford executive compensation survey data base which includes data from over 700 companies (the “2007 Radford Survey”). The Compensation Committee did retain Mercer in the second half of 2008 to review the Company’s practices with respect to executive pay and non-executive director pay and to make recommendations for changes in 2009, as discussed under “Material Changes for 2009”. This study did not impact the Compensation Committee’s decisions with respect to executive pay for 2008.

Determining Executive Compensation

Review of Competitive Practice. In making compensation decisions with respect to the total compensation opportunity provided to the Company’s NEOs, the Compensation Committee, with the assistance of Mercer, considers the competitive market for executives and compensation levels provided by comparable companies to similarly situated executives and seeks to provide compensation that is in the competitive range of compensation observed in the marketplace. Consideration is given to pay levels and practices disclosed by an industry peer group and published national and industry-specific executive compensation survey data for organizations comparable in size to the Company. At the Compensation Committee’s request, Mercer conducted the 2006 Study, which included a competitive “pay-for-performance” compensation analysis for use in determining the pay of the Chief Executive Officer and other senior executive officers and to determine whether our overall executive compensation program was aligned with shareholder interests. Initially, Mercer analyzed the Company’s use of competitive pay data related to setting salaries, targeting annual incentive award opportunities and targeting long-term incentive grants. The 2006 Study included both a peer group analysis and review of published market data, each as further described below.

Peer Group Analysis. The Compensation Committee, with the assistance of Mercer, periodically reviews pay levels disclosed by an industry peer group. The following 17 companies comprised the 2006 “Peer Group”:

Transaction Systems Architects	Verifone Holdings, Inc.

RSA Security, Inc.	Tibco Software, Inc.

Akamai Technologies	Openwave Systems, Inc.

Verisign Inc.	CSG Systems Intl. Inc.

Total System Services Inc.	TNS, Inc.

Global Payments, Inc.	Digital Insight Corp.

CheckFree Corporation	Open Solutions, Inc.

iPayment, Inc.	Intervoice, Inc.

eFunds Corp

The Peer Group was selected based on a variety of criteria including industry focus, company size and profitability and the Company’s recruiting experiences. In terms of size, the peer companies ranged from approximately half to four times the size of the Company as measured by annual revenues, total assets, and market capitalization, with median statistics that were close to the Company’s size and profitability at the time of the 2006 Study.

Review of Published Data. In addition to market pay data from the Peer Group, the Company periodically reviews compensation surveys to obtain market pay data for comparable positions in similar companies, including the 2007 Radford Survey. The published survey data used in the 2006 Study for U.S. positions was obtained from various compensation surveys, including Mercer’s Americas Executive Remuneration Database (AERD), Watson Wyatt’s Survey Report on Top Management’s Compensation and Radford’s executive compensation survey data base, in each case effective as of 2006. As further described below, we also review country or region specific surveys for certain of our executives who are not located in the United States. Specifically, we utilized two international surveys in connection with our determination of appropriate compensation for our non-U.S. officers: the Radford International Survey and the IPAS Global Technology Survey. Each of these broad-based international studies includes data submitted by hundreds of public and private companies in countries throughout the world. The companies generally are in the technology business and range in size from $200 million to $5 billion in annual revenues.

In using these studies, we review comparable data for base salary, bonus and long term compensation and target compensation for our executive officers between the 50th and 75th percentile of the market data available in these surveys for comparably-sized organizations with revenues generally falling within a range of 50% to 200% of Syniverse’s revenues. We believe this is an appropriate target compensation level in that it allows the Company to recruit highly qualified and experienced executive talent from comparable or larger-sized organizations, many of which provide higher levels of pay, and allows the Company to recruit and retain executives around the world as necessary for its global operations.

Named Executive Officers’ Role in Determining Compensation. The Compensation Committee reviews and approves the compensation of our NEOs annually with input from our Chief Executive Officer and Chief Human Resources Officer for executive officers other than themselves. The Chief Executive Officer’s and Chief Human Resources Officer’s roles in recommending compensation programs are to develop and recommend appropriate performance measures and targets for individual compensation levels and compile the competitive benchmark data as described above. The Chief Executive Officer and Chief Human Resources Officer do not participate in the discussions or decisions regarding their own compensation.

Executive Compensation Programs

Our executive officer compensation consists of three components,:

•	base salary;

•	annual incentive compensation; and

•	long term equity incentive compensation.

In addition we have entered into an employment agreement with each of our NEOs that provides for severance upon certain termination events. Each of these elements is discussed in more detail below.

Base Salary. We provide a base salary to attract and retain executive officers and provide them with a fixed and predictable income stream that compensates them for their services during the year. The Compensation Committee reviews salary ranges and individual salaries for senior executives annually. In determining individual salaries and whether salary adjustments are necessary, the Compensation Committee may consider, among other things, available market data, the scope of job responsibilities, business performance, individual performance, subjective assessments, external labor market conditions and company performance.

As discussed above, the Compensation Committee generally seeks to target base salaries for executive officers between the 50th and 75th percentile of competitive practice, as measured by periodically conducted market studies and published surveys, but it also takes into account the nature of the position, the responsibilities, skills and experience of the executive and his or her performance, and the Company’s recruiting experiences. Based on guidance from Mercer, the Compensation Committee considers compensation to be competitive and aligned with the Company’s pay strategy if it falls within 20% of the targeted positioning (i.e., if the “Market Position Relative to the 50th Percentile” is between 80% and 120% of the 50th percentile).

The Compensation Committee reviews executive salaries each year. During 2008, the Compensation Committee considered the base salary of our NEOs based in part on pay data reported in the 2007 Radford Executive Compensation Survey and, to a lesser extent, the 2006 Study. Greater emphasis was given to the 2007 Radford Executive Compensation Survey, as compared with the 2006 study, due to changes in Company NEO responsibilities and composition as well as the passage of time since the 2006 study was conducted. The following table provides the market positioning of each NEO’s 2008 salary relative to pay levels reported in the 2007 Radford Executive Compensation Survey (as applicable):

Named Executive Officer	Market Position Relative to 50th Percentile	Market Position Relative to 75th Percentile
Tony G. Holcombe	107%	89%
David W. Hitchcock	117%	103%
Eugene Bergen Henegouwen(1)	143%	116%
Jeffrey S. Gordon	124%	107%
Alfredo T. de Cárdenas	121%	103%

(1)	Pay comparison based on surveys published in 2008 by Radford and Mercer, including local market surveys for the UK and Germany.

As reflected in the chart, one of the five NEOs – Mr. Holcombe—has a base salary aligned (based on the standard described above) with the target positioning between the 50th and 75th percentile of available market data as reported in the 2007 Radford Executive Compensation Survey. Based on the above, the Compensation Committee made the following determinations with respect to 2008 base salaries:

•

The Compensation Committee approved an increase in Mr. Holcombe’s base salary from $500,000 to $535,000, an increase of approximately seven percent (7%). The Compensation Committee considered this increase to be appropriate due to both external market data and the excellent performance of the Company and Mr. Holcombe in fiscal year 2007.

•

Mr. Hitchcock was hired on June 4, 2007 with a base salary of $350,000. At the time he was hired, the Compensation Committee reviewed and considered the competitive market when establishing his base salary, as well as other factors such as his salary level with his former employer, his experience, his ability to make an immediate contribution to Syniverse, and the need to successfully fill this position on a timely basis. Accordingly, the Compensation Committee determined that the approved salary level was necessary and appropriate to successfully recruit this highly-qualified candidate. The Compensation Committee did not increase Mr. Hitchcock’s salary in 2008 because he had been with the Company for less than a year at the time of the Committee’s recommendation and, based on the external market data discussed above, the Committee believed that Mr. Hitchcock was competitively compensated.

•

The Compensation Committee did not increase Mr. Bergen Henegouwen’s salary in 2008 because in 2007, he received a significant base salary increase when he was promoted to Executive Vice President, EMEA Region. The Compensation Committee determined that such raise was appropriate based upon his geographic location, the strategic importance of the markets in Europe, the Middle East, and Africa to the Company, the competitiveness of the local labor market, his depth and breath of relevant experience, and the desirability of maintaining stability in a key overseas leadership position. In addition, the Compensation Committee considered the fact that Mr. Bergen Henegouwen is paid in

Euros making it difficult to compare his salary to others within the Company who are paid in dollars because of the fluctuation in the exchange rates. In 2008, the Compensation Committee determined that, based on the 2007 increase and review of the external market data discussed above, Mr. Bergen Henegouwen was competitively paid.

•

Messrs. Gordon and de Cárdenas joined the Company in 2008, and each received an initial base salary of $350,000. At the time such executives were hired, the Compensation Committee reviewed the 2006 Study (in the case of Mr. Gordon) and the 2007 Radford Survey (in the case of Mr. de Cárdenas) in establishing their base salaries. The Compensation Committee also considered Mr. Gordon’s experience, the strategic importance of the position of Chief Technology Officer and the ability of Mr. Gordon to make a significant contribution quickly. With respect to Mr. de Cárdenas, the Compensation Committee took into account his experience and abilities, the size and financial importance of the North American region to the Company, and the need to fill this role quickly. Accordingly, the Compensation Committee determined that salary levels for each of Messrs. Gordon and de Cárdenas were necessary and appropriate to successfully recruit such executives.

Annual Incentive Compensation. The purpose of the annual incentive plan is to focus executives and other management employees on key goals in support of our annual business plan and reinforce a results-oriented management culture by providing opportunities to earn cash incentive awards based on the financial results of the Company. Unlike our prior incentive plans, the 2008 annual incentive plan did not include an individual performance element because the Compensation Committee decided to focus the employees solely on the objective, quantifiable measures of corporate performance. For 2008, the annual incentive plan applicable to the NEOs was the same annual incentive plan available to all eligible company employees. For each individual, the annual incentive is calculated by using a combination of factors.

First, each eligible employee, including each NEO, is given a target annual incentive award opportunity which is reflected as a percentage of his or her base salary. For 2008, Mr. Holcombe’s target annual award opportunity was 60% of his base salary, with a maximum annual award opportunity of 100% of his base salary (as provided in his employment agreement). The target annual incentive award opportunity for Messrs. Hitchcock, Bergen Henegouwen, Gordon and de Cárdenas was 60% of their base salaries in accordance with the terms of the annual incentive plan. For the NEOs, these percentages are set by the Compensation Committee and based on external market data.

Second, the Compensation Committee chooses certain corporate financial measures which it believes are important indications of how well the Company is performing and on which it wants our executives to focus during the upcoming year. In calculating the awards, each financial measure operates independently of the others. The Compensation Committee also assigns each corporate financial measure a weighting indicating how important a particular measure will be in calculating the annual incentive awards. For 2008, the Compensation Committee selected the following measures and weightings for determining annual incentive awards for the NEOs with company-wide responsibilities, including Messrs. Holcombe, Hitchcock and Gordon:

Financial Measure	Weighting
Syniverse consolidated net revenue	40%
Syniverse consolidated adjusted EBITDA	40%
Syniverse consolidated free cash flow	20%

For executives with regional responsibilities, including Messrs. Bergen Henegouwen and de Cárdenas, the majority of the annual incentive award opportunity is tied to performance results within such executive’s applicable region, along with a smaller portion tied to company-wide objectives to encourage collaboration, as follows:

Financial Measure	Weighting
Syniverse consolidated net revenue	10%
Syniverse consolidated adjusted EBITDA	10%
Syniverse consolidated free cash flow	5%
Region revenues	60%
Region expense management	15%

Third, the Compensation Committee establishes a threshold, a target and a superior goal for each financial measure. Calculations between the threshold and the superior goals are linear. Each financial measure is independent of every other financial measure. In 2008, the goals established by the Compensation Committee were as follows:

Financial Measure	Threshold	Target	Superior

Syniverse consolidated net revenue	$430 million	$440 million	$460 million

Syniverse consolidated adjusted EBITDA	$192 million	$202 million	$220 million

Syniverse consolidated free cash flow	$100 million	$105 million	$110 million

EMEA revenues (for Mr. Bergen Henegouwen)	$56 million	$61.2 million	$65 million

EMEA expense management (for Mr. Bergen Henegouwen)	$33 million	$32.3 million	$31 million

North America revenues (for Mr. de Cárdenas)	$292 million	$298 million	$310 million

North America expense management (for Mr. de Cárdenas)	$9.6 million	$9.1 million	$8.6 million

For purposes of determining whether these targets have been achieved, the net revenue target is calculated in accordance with GAAP, and the adjusted EBITDA target is calculated by adding the following to net income (loss): net interest expense, provision for income taxes, depreciation, amortization, restructuring charges, the transition expenses of integrating the BSG Wireless business acquisition, and FAS 123R non-cash compensation. Free cash flow is calculated by subtracting capital expenditures from the net cash provided by operating activities obtained from the audited consolidated statement of cash flows.

If the Company’s financial performance reaches the threshold goal, then the percentage of the annual incentive cash award attributable to that financial measure would be calculated at 75% of the individual’s annual target incentive. If the Company’s financial performance reaches the target goal, the percentage is 100% and if the Company’s financial performance reaches the superior goal, the percentage is 150% of the target award opportunity. The above percentages are applicable to all employees eligible to participate in the annual incentive plan, including each of the NEOs, except that pursuant to Mr. Holcombe’s employment agreement his total annual incentive award may be granted in an amount up to 100% of his base salary. The table below sets forth the percentage of each NEO’s base salary payable upon the Company achieving the financial performance goals described above.

	Threshold	Target	Superior
Tony G. Holcombe	45%	60%	Up to 100%
David W. Hitchcock	45%	60%	90%
Eugene Bergen Henegouwen	45%	60%	90%
Jeffrey S. Gordon	45%	60%	90%
Alfred T. de Cárdenas	45%	60%	90%

Finally, for all employees at the director level and above, which includes all of our NEOs, the Compensation Committee may decrease, but not increase, annual incentive awards based on individual performance. This is a departure from our prior annual incentive program, which allowed the Compensation Committee to exercise discretion to increase award levels if threshold levels of corporate performance were achieved. The annual incentive award may be decreased to 0% if the employee’s individual performance is rated as “unsatisfactory,” or to anywhere between 0 and 50% of the amount he would otherwise have been awarded if the employee’s individual performance is rated “limited effectiveness”. For 2008, the Compensation Committee reviewed the Chief Executive Officer’s performance, and the Chief Executive Officer reviewed each of the other NEO’s performance, and none of the NEOs received a rating in the two categories discussed above. Therefore, no adjustments were made to the awards given to our NEOs based on individual performance.

In addition, the Company’s annual incentive plan allows the Compensation Committee to apply discretion to the final determination of any incentive payment. The Compensation Committee generally reserves exercising this broad discretionary authority for those situations where unanticipated events would either unduly reward or unduly deprive participants of just rewards based upon factors beyond their control, such as significant external events, unplanned divestitures and/or acquisitions and other extraordinary developments that would result in incentive compensation that the Compensation Committee believes to be inappropriate in light of all of the facts and circumstances. When these situations arise, they generally pertain to all participants in the program, and thus the discretionary authority generally will be exercised as a means of appropriately adjusting the incentive compensation of all participants. In 2008, the Compensation Committee did not exercise this discretion.

In 2008, the Company achieved extremely successful financial results. Consolidated net revenues, consolidated adjusted EBITDA, consolidated free cash flow, EMEA revenues and North America revenues all exceeded the superior goals, and North America expense management reached the threshold goal. EMEA expense management did not reach its threshold goal. Based on these results, the following bonuses were approved by the Compensation Committee for the fiscal year 2008.

	2008 Annual Incentive Plan Award		% of Base Salary
Tony G. Holcombe	$535,000		100%
David W. Hitchcock	$315,000		90%
Eugene Bergen Henegouwen	$285,464	*	67.5%
Jeffrey S. Gordon	$315,000		90%
Alfred T. de Cárdenas	$291,375		83%

*	Mr. Bergen Henegouwen annual incentive award was paid in Euros. The dollar amount shown in the chart is based on the conversion rate on December 31, 2008.

Long-Term Equity Incentive Plan. We maintain the 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) which provides for grants of stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. Directors, officers and employees of the Company and its subsidiaries, as well as others who provide services to the Company and its subsidiaries, are eligible for grants under the plan. The 2006 Plan is intended to foster and promote our long-term financial success and increase shareholder value by strengthening our capabilities to develop and maintain a management team, motivating superior performance by linking long-term performance-related incentives to business performance, encouraging and providing for an ownership interest in the Company and enabling officers and other key employees to participate in our long-term growth and financial success.

Development of our Long-Term Incentive Compensation Program. In 2006, our Compensation Committee approved, based in part on the Chief Executive Officer recommendations and in part on data and analysis compiled by the Company and reviewed by outside consultants, including Mercer, a five (5) year equity award program that delineated the amount of long-term awards based upon a person’s position in the Company (e.g. vice president, executive vice president, etc.). This program provides designated grants by executive level within the organization, with a fixed number of restricted shares granted upon entering the program and a fixed number of stock options granted annually over five years (with the first grant occurring upon entering the program and each annual grant occurring over the next four years). The Compensation Committee believes this approach creates strong performance and retention incentives and is relatively simple to explain and administer. Because grants generally are dictated by the structured program, individual performance and other subjective factors are not taken into consideration in granting these awards.

When the program first was established, the fixed grant levels were developed in part by consideration of competitive market data provided by the Company’s Human Resource department for long-term incentive award levels in similar size technology companies as reported in the Radford Compensation Survey. In the subsequent 2006 Study, the annualized value of the fixed grant guidelines were compared to market using a blend of Peer Group and published survey data. In order to allow for appropriate comparisons to market, Mercer annualized the grant value by including 20% of the one-time-only restricted stock grant value and 100% of the annual stock option grant value. This reflects the annualized value of the equity grant structure because the restricted stock awards are only granted once over the five year period and therefore need to be annualized over this period of time.

2008 Equity Grants. In 2008, long-term incentive plan compensation was delivered in the form of non-qualified stock options and service based restricted stock awards or restricted stock units. The Compensation Committee views stock options as an effective vehicle for aligning executive and shareholder interests, since grants only have value if the stock price appreciates between the time of grant and the time of exercise. Stock options vest in equal annual increments over a 3-year period based on continued service with the Company. Service-based restricted stock provides executives with an equity stake, to further align their interests with shareholders, and also serves as an excellent retention tool. Restricted stock awards vest in equal annual increments over a 5-year period based on continued service with the Company.

During 2008, the Compensation Committee approved awards of options to purchase 870,200 shares of the Company’s common stock and 168,700 shares of restricted stock or restricted stock units. Messrs. Holcombe, Hitchcock and Bergen Henegouwen received the following 2008 equity grants as part of the Company’s annual grant process, consistent with existing fixed share guidelines and annual grant commitments established at the time of hire: Mr. Holcombe, 100,000 options; Mr. Hitchcock, 40,000 options; and Mr. Bergen Henegouwen, 40,000 options. Messrs. Gordon received 52,000 options and 40,000 restricted shares, and Mr. de Cárdenas received 40,000 options and 40,000 restricted shares as part of their initial employment agreements, all of which are in accordance with the Compensation Committee’s internal guidelines.

The following table provides the market positioning, where available, of the 2008 long-term awards for each of the Company’s NEOs using the 2006 study and the methodology described above:

Named Executive Officer	Market Position Relative to 50th Percentile	Market Position Relative to 75th Percentile
Tony G. Holcombe	59%	32%
David W. Hitchcock	143%	78%
Eugene Bergen Henegouwen(1)	N/A	N/A
Jeffrey S. Gordon	104%	61%
Alfredo T. de Cárdenas(1)	N/A	N/A

(1)	These positions were not included in the 2006 Study

More information regarding the long-term incentive compensation granted to the NEOs during 2008 can be found in the 2008 Grants of Plan-Based Award Table and the Outstanding Equity Awards at 2008 Fiscal Year-End Table.

We make no attempt to influence executive compensation by timing the stock option grants in coordination with disclosure of material information to the public which may result in an increase or decrease of the stock price. Under the current long-term incentive program, grant dates and corresponding grant date award values for our NEOs vary based on when they joined the Company. The exercise price of stock options granted under the

2006 Plan is the closing price of the Company’s common stock on the grant date (in cases where they are being offered to a potential employee prior to his or her hire, the date of hire is the grant date). The exercise price of options may not be less than one hundred percent (100%) of the fair market value of the Company’s common stock on the date of grant.

Other Compensation. We do not currently provide a pension plan (except as required by Dutch law with respect to Mr. Bergen Henegouwen and described in footnote (1) to the Pensions Benefit table), deferred compensation program, post-retirement health coverage, or similar benefits for our executives or employees. In 2008, the NEOs participated in the employee benefit plans provided to all employees which included the following:

•	a 401(k) plan, pursuant to which participants received a 2% core contribution and a 3% company match assuming they contribute at least 4% to the plan, up to the federal limit;

•	health, dental and insurance plans; all employees, including executives, pay a portion of premiums due for health coverage; and

•

basic employee life insurance and accidental death and dismemberment coverage equal to the lesser of 1 times base salary or $350,000 as well as short-term disability coverage at no cost to the employee.

One of our NEOs, Mr. Bergen Henegouwen, also receives a car allowance of $24,719.

Employment Agreements

We are party to an employment agreement with each of the NEOs. These employment agreements provide for these executives to receive payments in the event of termination of employment by the Company without cause, resignation by the executive for good reason and for death and disability. The Compensation Committee believes that these agreements are appropriate because they help the Company attract talented executives. The terms of these employment agreements were based on prevailing practices at the time the agreements were entered into, as well as competitive pressures in securing the candidates’ employment.

Included in the terms of certain of our NEOs employment agreements are certain provisions that provide benefits to such NEOs in the event of a change in control. While, there are no cash payouts upon the occurrence of the change-in-control itself the agreements do provide that any remaining vesting period on outstanding equity-based compensation awards will be accelerated by the change-in-control event or the termination of the executive’s employment by the Company without cause or resignation for good reason within 180 days prior to the date of such change in control. The Compensation Committee believes such accelerated vesting provisions are appropriate because they provide a reasonable level of protection to these individuals in the event of job loss following a transaction. Absent any such protection, the executives may not pursue certain transactions that would benefit shareholders due to the negative personal consequences of job loss. In addition, these provisions enhance the Company’s ability to retain a stable leadership team in an industry which has experienced consolidation in recent years.

For more information on the employment agreements, including the definition of sale of the Company, cause and good reason, and the estimated value of benefits to the NEOs under the employment agreements applicable to them upon a change in control of the Company or the termination of their employment, see “Potential Payments Upon Termination of Employment or Change in Control.”

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code (the “Code”), which generally limits the annual tax deductibility of compensation paid to each NEO to $1.0 million, except for “performance-based compensation” as defined in the Code. To the extent possible, the

Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are in the best overall interests of the Company and its shareholders.

Material Changes in 2009

In the second half of 2008, the Compensation Committee retained Mercer to review the Company’s executive and non-employee director compensation programs. The key objectives of the study were to assess pay competitiveness for all senior vice presidents and above, review the targeted pay positioning under the Company’s executive compensation strategy, compare relative pay and performance alignment for the Company and its industry peers, critique the annual incentive plan, review long-term incentive practices for the Company and industry peers with a primary focus on equity plan dilution and award mix, review the 2006 Plan and recommend changes as deemed appropriate regarding award opportunities, mix and vesting provisions and model various share reserve requests for additional shares under the 2006 Plan as that plan is almost out of shares available for full value grants such as restricted stock.

The majority of Mercer’s recommendations involved the Company’s long term incentive plan. Currently the Company’s long term incentive plan provides two types of awards for executives—stock options and service based restricted stock or restricted stock units. Based on study findings and Mercer recommendations, the Committee approved a new long-term incentive program for 2009, subject to the amendment of the Company’s 2006 Plan as discussed later in this proxy statement, which would replace the Company’s existing long term incentive plan. The new plan includes for the NEOs:

•	performance based restricted stock to further align a portion of executive pay with longer-term performance success over a multi-year period;

•	a target award mix in 2009 of 67% stock options and 33% performance based restricted stock;

•	a fixed target award value approach to determining long-term incentive grants;

•	a common grant date approach for all participants, as compared with the Company’s current anniversary grant date approach, and

•

target long-term incentive award opportunities as a percentage of salary ranging from 120% for Executive Vice Presidents, 175% for the Chief Technology Officer and Chief Financial Officer and 255% for the Chief Executive Officer.

The Committee believes that the new plan is superior to the existing plan because it further aligns a portion of executive pay with longer-term performance success over a multi-year period, and promotes consistency and internal equity in terms of grant timing and award value. The new plan aligns a portion of executive pay to longer-term performance goals by linking the vesting of performance-based restricted stock to the attainment of pre-established corporate financial goals over a three year period. The new plan promotes consistency and internal equity by awarding grants on the same dates for all participants and by establishing the same target award opportunities, expressed as percentages of base salary, for participants within each applicable position category.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Robert J. Gerrard, Jr. Chairman

Jack Pearlstein

Timothy A. Samples

Fritz E. von Mering

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table provides certain summary information concerning compensation of our named executive officers for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)(8)	Option Awards ($)(8)	Non-Equity Incentive Plan Compensation ($)(9)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(12)		All Other Compensation ($)(13)	Total ($)
Tony G. Holcombe President & Chief Executive Officer	2008	526,923		—		332,613	575,701	535,000		—		11,500	1,981,738
	2007	500,000		—		336,117	401,760	425,000		—		9,000	1,671,877
	2006	490,385		250,000	(4)	319,699	224,374	—		—		8,800	1,293,258

David W. Hitchcock(1) Executive Vice President & Chief Financial Officer	2008	350,000		—		155,684	126,337	315,000		—		11,500	958,521
	2007	201,923		350,000	(5)	89,342	38,010	315,000		—		8,212	1,002,487
	2006	—		—		—	—	—		—		—	—

Jeffrey S. Gordon(2) Chief Technology Officer	2008	336,539		250,000	(6)	107,296	88,056	315,000		—		11,500	1,108,391
	2007	—		—		—	—	—		—		—	—
	2006	—		—		—	—	—		—		—	—

Eugene Bergen Henegouwen Executive Vice President and Managing Director, Europe, Middle East and Africa	2008	444,867	(10)	—		121,954	150,365	285,464	(11)	17,358	(12)	24,719	1,044,727
	2007	398,258	(10)	—		115,097	64,612	331,403	(11)	48,003	(12)	23,790	981,164
	2006	310,574	(10)	—		44,224	—	—		41,960	(12)	21,451	418,209

Alfredo T. de Cardenas(3) Executive Vice President, North America	2008	262,500		200,000	(7)	100,416	62,894	291,375		—		11,465	928,650
	2007	—		—		—	—	—		—		—	—
	2006	—		—		—	—	—		—		—	—

(1)	Mr. Hitchcock was named Executive Vice President and Chief Financial Officer effective June 4, 2007.
(2)	Mr. Gordon was named Chief Technology Officer effective January 14, 2008.
(3)	Mr. de Cárdenas was named Executive Vice President, North America effective March 31, 2008.
(4)	Mr. Holcombe was paid a $250,000 signing bonus.
(5)	Mr. Hitchcock was paid a $175,000 signing bonus and a $175,000 relocation bonus.
(6)	Mr. Gordon was paid a $250,000 relocation bonus.
(7)	Mr. de Cárdenas was paid a $200,000 relocation bonus.
(8)	Reflects the dollar amounts recognized for financial statement reporting purposes for the applicable fiscal year, determined in accordance with FAS 123R, of awards granted under the 2006 Long-Term Equity Incentive Plan and the Non-Employee Directors Stock Option Plan, calculated without regard to an estimate of forfeitures related to service-based vesting conditions. The awards for which expense is shown include the stock and option awards described in the Grants of Plan-Based Awards table, as well as awards granted in prior years for which the Company continued to recognize expense in the reported year. Assumptions used in the calculation of these amounts are included in footnote 6 to the Company's audited financial statements for the fiscal year ended December 31, 2008, included in the Company's Form 10-K filed with the Securities & Exchange Commission on February 27, 2009.
(9)	All Named Executive Officers were eligible for annual non-equity incentive bonuses during 2008.
(10)	These amounts were converted to dollars based on the euro to US dollar exchange rate on the date paid.
(11)	These amounts were converted to dollars based on the euro to US dollar exchange rates as of December 31, 2008 and 2007.
(12)	Reflects the increase in the present value of the accumulated benefit for Mr Henegouwen's Dutch unit linked collective pension plan. Pension premiums are determined by the Ministry of Finance and the plan qualifies for Dutch tax law. The euro to US dollar exchange rates as of December 31, 2008, 2007, and 2006 were used to convert the benefit to US dollars.
(13)	Amounts included in this column for 2008, other than for Mr. Bergen Henegouwen, represent the company contribution to the 401(k) plan. For Mr Bergen Henegouwen, this amount represents an automobile allowance which was converted to dollars based on the euro to US dollar exchange rate on the date paid.

2008 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards for the fiscal year ended December 31, 2008 to our named executive officers.

Name	Grant Date	Board Approval Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)

				Threshold ($)(1)		Target ($)(1)		Maximum ($)(1)

Tony G. Holcombe	01/09/2008	01/06/2006	(3)								100,000	$13.92	527,260
President & Chief Executive Officer	N/A			266,250		355,000		535,000

David W. Hitchcock	06/04/2008	05/21/2007	(4)								40,000	$21.10	313,408
Executive Vice President & Chief Financial Officer	N/A			157,500		210,000		315,000

Eugene Bergen Henegouwen	02/22/2008	02/22/2007	(5)								40,000	$17.33	261,536
Executive Vice President and Managing Director, Europe, Middle East and Africa	N/A			187,490	(8)	253,746	(8)	380,619	(8)

Jeffrey S. Gordon	01/14/2008	12/24/2007	(6)								52,000	$13.92	274,175
Chief Technology Officer	01/14/2008	12/24/2007	(6)							40,000			556,800
	N/A			157,500		210,000		315,000

Alfred de Cárdenas	03/31/2008	03/11/2008	(7)								40,000	$16.60	250,432
Executive Vice President, North America	03/31/2008	03/11/2008	(7)							40,000			664,000
	N/A			157,500		210,000		315,000

(1)	Represents potential threshold, target and maximum payout opportunities under the annual incentive plan, which amounts are based on the individual's 2008 position and salary.
(2)	Represents restricted stock and stock options grants pursuant to the 2006 Long-Term Equity Incentive Plan.
(3)	The stock option grants and restricted stock grants were initially approved by the Board of Directors and Compensation Committee on January 6, 2006, in connection with their approval of Mr. Holcombe's employment agreement.
(4)	Mr. Hitchcock's employment agreement, which included provision for grants of restricted stock and options effective on his start date, was approved by the Compensation Committee on May 21, 2007.
(5)	Mr. Henegouwen's option award was approved by the Compensation Committee on February 22, 2007.
(6)	Mr. Gordon's employment agreement, which included provision for grants of restricted stock and options effective on his start date, was approved by the Compensation Committee on December 24, 2007.
(7)	Mr. de Cárdenas's employment agreement, which included provision for grants of restricted stock and options effective on his start date, was approved by the Compensation Committee on March 11, 2008.
(8)	Converted to US dollars using the Euro to dollar exchange rate of 1.4097 on December 31, 2008.
(9)	The grant date fair value of the awards is determined pursuant to FAS 123R.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2008, with respect to our named executive officers.

	Option Awards						Stock Awards
Name	Options Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Restricted Stock Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Tony G. Holcombe President & Chief Executive Officer	01/09/2008	—	100,000	(2)	13.92	01/09/2018	05/12/2006	60,000	(5)	716,400
	01/09/2007	33,333	66,667	(2)	14.25	01/09/2017
	05/12/2006	66,666	33,334	(3)	16.60	05/12/2016
	02/09/2005	7,500	2,500	(4)	16.00	02/09/2015
	03/12/2003	20,120	—	(4)	12.43	03/12/2013

David W. Hitchcock Executive Vice President & Chief Financial Officer	06/04/2007	—	40,000	(2)	21.10	06/04/2018	06/04/2006	48,000	(6)	573,120
	06/04/2006	13,333	26,667	(2)	12.95	06/04/2017

Eugene Bergen Henegouwen Executive Vice President and Managing Director, Europe, Middle East and Africa	02/22/2008	—	40,000		17.33	02/22/2018	02/22/2007	15,000	(6)	179,100
	02/22/2007	13,333	26,667	(2)	14.75	02/22/2017	06/06/2006	12,000	(6)	143,280

Jeffrey S. Gordon Chief Technology Officer	01/14/2008	—	52,000	(2)	13.92	01/14/2018	01/14/2008	40,000	(6)	477,600

Alfred de Cárdenas Executive Vice President, North America	03/31/2008	—	40,000	(2)	16.66	03/31/2018	03/31/2008	40,000	(6)	477,600

(1)	Market value based on December 31, 2008 closing price of $11.94.
(2)	Option awards were granted with a ten year term and vest annually on the anniversary of the grant date on a ratable basis over a three year period.
(3)	Option awards were granted with a ten year term and vest annually on a ratable basis over a three year period beginning January 9, 2007.
(4)	Mr. Holcombe's options expiring on February 9, 2015 and March 12, 2013 were granted under the Non-Employees Directors Stock Option Plan and vest 20% on the first anniversary of the grant date and 5% quarterly thereafter.
(5)	Restricted stock award vests annually on a ratable basis over a five year period beginning January 9, 2007.
(6)	Restricted stock award vests annually on the anniversary of the grant date on a ratable basis over a five year period.

Option Exercises and Stock Vested Table

The table below shows the number of shares of our common stock acquired during 2008 upon the vesting of stock awards. The named executive officers did not exercise any stock options in 2008.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tony G. Holcombe President & Chief Executive Officer	20,000	278,400

David W. Hitchcock Executive Vice President & Chief Financial Officer	12,000	253,200

Eugene Bergen Henegouwen Executive Vice President and Managing Director, Europe, Middle East and Africa	8,000	146,740

Jeffrey S. Gordon Chief Technology Officer	—	—

Alfred de Cárdenas Executive Vice President, North America	—	—

(1)	Represents the number of shares of restricted stock that vested in 2008, and the aggregate value of such shares of common stock based upon the fair market value of our common stock on the vesting date.

Pension Benefits

The Company currently does not have a pension plan except in the case of Mr. Bergen Henegouwen, which is required by Dutch law. The table below shows the present value of accumulated benefits payable to Mr. Bergen Henegouwen, including the number of years of service credited to him under the Collectief Pension determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Tony G. Holcombe President & Chief Executive Officer		—	—	—

David W. Hitchcock Executive Vice President & Chief Financial Officer		—	—	—

Jeffrey S Gordon Chief Technology Officer		—	—	—

Eugene Bergen Henegouwen Executive Vice President and Managing Director, Europe, Middle East and Africa	Collectief Pensioen (Unit linked collective pension plan(1)	5	214,031	—

Alfredo T. de Cárdenas Executive Vice President, North America		—	—	—

(1)	The pension plan is a unit linked plan, meaning that the payments into the plan are invested in mutual funds during the participant’s employment. At retirement, the mutual funds can only be used to buy an annuity. The retirement date under the pension plan is set at the age 62. Pursuant to Dutch tax law, the pension annuity is capped since the annuity at age 65 cannot be more than 100% of the salary at retirement. If the funds at retirement are higher than what is needed to buy such an annuity, the excess is either taxed at retirement or can be used to buy a fixed indexation of the pension annuity. Since the retirement date is set at age 62 instead of 65, the pension cap will need to be recalculated (reduced) actuarially at retirement. The plan qualifies as a qualified pension plan under Dutch tax law. The payments (pension premiums) are determined by the Ministry of Finance. Certain pension plan benefits will continue if Mr. Bergen Henegouwen becomes disabled.

Potential Payments Upon Termination of Employment or Change in Control

As discussed in the Compensation Discussion and Analysis of the Proxy Statement, the Company has entered into employment agreements with each of its named executive officers that provide for certain payments and benefits upon their termination of employment for various reasons.

Payments Made Upon Any Termination of Employment. Regardless of the manner in which a NEO’s employment terminates, the executive officer is entitled to receive amounts earned during his term of employment including accrued but unpaid base salary through the date of termination, unreimbursed employment-related expenses owed to the executive officer under the Company’s policies and accrued but unpaid vacation pay. These payments do not differ from payments made upon termination to all employees.

Payments Made Upon Termination Without Cause or Good Reason. Each of the employment agreements, other than the agreement with Mr. Bergen Henegouwen, provides that if the executive is terminated without Cause, or the executive terminates his employment with the Company for Good Reason, the executive shall be entitled to receive:

•	his base salary for a period of twelve months;

•

any unpaid bonus for the previous fiscal year and 100% (in the case of Messrs. Holcombe and Gordon) and a pro rata portion (in the case of Messrs. Hitchcock and de Cárdenas) of his bonus for the then current fiscal year; and

•	that portion of the COBRA premium that the Company pays for other senior executive employees for the shorter of twelve months or the executive’s COBRA eligibility period.

Mr. Bergen Henegouwen employment agreement provides that if his employment is terminated without Cause, he would be eligible to receive initial severance payments equal to six months of salary, payable in equal installments on the Company’s regular payment dates and reduced by any amounts he receives during this period pursuant to other employment. The Company may, at its discretion, extend his severance payments for up to 3 additional six-month periods. Mr. Bergen Henegouwen employment agreement does not provide benefits upon a termination for Good Reason.

Cause generally means the commission of a felony or crime involving moral turpitude or the commission of fraud; conduct tending to bring substantial public disgrace or disrepute on the Company; substantial and repeated failure to perform duties; gross negligence or willful misconduct with respect to the Company; or breach of the executive’s covenants regarding confidentiality, noncompetition, nonsolicitation and/or nondisparagement. Good Reason generally means requiring the executive to relocate outside of a 50 mile radius from the executive’s current employment location; assigning the executive duties which, in the aggregate, represent a material diminution in executive’s title, authority or responsibilities; reducing the base salary of the executive; or materially reducing, in the aggregate, the benefits the executive receives other than as a reduction in benefits generally applicable to senior executives of the Company. Mr. Holcombe’s employment agreement also provides that his termination for any reason during the 30-day period beginning on the six-month anniversary of the occurrence of a Sale (as defined below) of the Company will be deemed termination for Good Reason.

Payments Made Upon Death or Termination of Employment by Reason of Disability. Each of the employment agreements, other than the agreement with Mr. Bergen Henegouwen, provides that if the executive is terminated because the executive has become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position, or upon his death, he shall be entitled to receive the same payments that he would have received had he been terminated without Cause or for Good Reason, as described above.

Payments Made upon a Sale of the Company. Each of the employment agreements, other than the agreement with Mr. Bergen Henegouwen, provides that upon the Sale of the Company, or upon the termination of the executive’s employment without Cause or resignation for Good Reason within 180 days prior to the Sale of the Company, all unvested options and restricted stock will automatically become vested. A Sale of the Company means any transaction or series of transactions pursuant to which any person or group of related persons, other than certain specified investors or their affiliates, in the aggregate acquire(s):

•

beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of equity securities of the Company possessing the voting power (other than voting rights accruing only to the event of a default, breach or event of noncompliance that has not yet occurred) to elect a majority of the Board of Directors (whether by merger, consolidation, reorganization, combination, sale or transfer of the Company’s equity, security holder or voting agreement, proxy, power of attorney or otherwise); or

•	all or substantially all of the Company’s assets determined on a consolidated basis; provided that a public offering shall not constitute a Sale.

Summary of Potential Payments Upon Termination of Employment. The table below shows the estimated value of benefits to the NEOs under the employment agreements if their employment had been terminated for Good Reason, without Cause, or by reason of death or disability (except in the case of Mr. Bergen Henegouwen, who will be entitled to the benefits below only if his employment is terminated without Cause) as of December 31, 2008. The amounts shown in the table exclude accrued but unpaid base salary, unreimbursed employment-related expenses, accrued but unpaid vacation pay (which payments and reimbursements would be made to all salaried employees), distributions under our 401(k) retirement plan (which plan is generally available to all of our salaried employees), and the value of equity awards that were vested by their terms as of December 31, 2008.

Name and Principal Position	Salary Continuation ($)		Bonus ($)	Benefits ($)(1)	Value of Unvested Option Shares ($)(2)	Value of Unvested Restricted Shares ($)(2)	Total ($)
Tony G. Holcombe	535,000		321,000	7,792	—	716,400	1,580,192
President & Chief Executive Officer

David W. Hitchcock	350,000		210,000	12,308	—	573,120	1,145,428
Executive Vice President & Chief Financial Officer

Jeffrey S. Gordon	350,000		210,000	13,274	—	477,600	1,050,874
Chief Technology Officer

Eugene Bergen Henegouwen	845,820	(3)(4)	—	—	—	—	845,820
Executive Vice President and Managing Director, Europe, Middle East and Africa

Alfredo T. de Cárdenas	350,000		210,000	13,274	—	477,600	1,050,874
Executive Vice President, North America

(1)	Represents an estimated value for providing COBRA payments for 12 months as stipulated in Messrs. Holcombe’s, Hitchcock’s, Gordon’s and de Cárdenas’s employment agreements.
(2)	Applicable only upon the termination of the executive's employment by the Company without Cause or resignation for Good Reason within 180 days prior to the Sale of the Company. The amounts in this column represent the value of unvested option shares and restricted shares based on the $11.94 closing market price of our common stock on December 31, 2008. For the purpose of this calculation, outstanding options having an exercise price less than the closing price of our common stock on such date have a value of $0.
(3)	Assumes that the Company extends the initial 6-month severance period for three additional 6-month periods, per his employment agreement.
(4)	Converted to US Dollars using the Euro to US dollar exchange rate of 1.4097 on December 31, 2008.

Summary of Potential Payments upon a Sale of the Company. The following table summarizes the value of the payments that each of our named executive officers would receive as a result of the vesting of stock options and restricted stock if a Sale of the Company occurred on December 31, 2008, regardless of whether the executive incurs a termination of employment. The amounts in the table exclude the value of equity awards that were vested by their terms on December 31, 2008.

Name and Principal Position	Value of Unvested Option Shares ($)(1)	Value of Unvested Restricted Shares ($)(1)
Tony G. Holcombe	—	716,400
President & Chief Executive Officer

David W. Hitchcock	—	573,120
Executive Vice President & Chief Financial Officer

Jeffrey S. Gordon	—	477,600
Chief Technology Officer

Eugene Bergen Henegouwen	—	—
Executive Vice President and Managing Director, Europe, Middle East and Africa

Alfredo T. de Cárdenas	—	477,600
Executive Vice President, North America

(1)	Based on the $11.94 closing market price of our common tock on December 31, 2008. For purposes of this calculation, outstanding options having an exercise price less than the closing price of our common stock on such date have a value of $0.

DIRECTOR COMPENSATION

Pursuant to the Syniverse Holdings, Inc. 2003 Non-Employee Director Compensation Plan, as amended and restated and in effect as of the date of this proxy statement, each non-employee and non-equity investor director receives $50,000 as an annual retainer. The Chairman of the Board receives an additional $50,000 annual retainer. In addition, the Chairmen of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are entitled to additional annual retainers of $20,000, $15,000 and $10,000, respectively. Each of the members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee who are not chairmen of the committees is entitled to additional annual retainers of $10,000, $7,500 and $5,000, respectively. These are the same retainer fees that were paid to directors in 2007 and are based, in part, on recommendations made by Mercer in 2006.

In addition to the cash compensation described above, each non-employee and non-equity investor director receives an initial grant of 7,100 shares of restricted stock and 19,000 stock options. For new non-employee and non-equity investor directors, this grant of shares will be the earlier of election to the Board at an annual shareholders meeting or appointment to the Board of Directors. Thereafter, each non-employee and non-equity investor director will receive annual grants of 2,700 shares of restricted stock and 7,200 stock options upon election or re-election, as the case may be, at the annual shareholders’ meeting. In addition, the Chairman of the Board will receive annual grants of 1,000 shares of restricted stock and 2,700 stock options upon election or re-election, as the case may be, at the annual shareholders’ meeting.

All of our directors are reimbursed for out-of-pocket expenses related to their service as directors.

The following table provides information about the compensation earned by our directors during 2008 and their equity award holdings as of December 31, 2008.

Name	Fees Earned or Paid in cash ($)	Stock Awards ($)(1)(3)	Option Awards ($)(2)(3)	Total ($)
Robert J. Marino	115,000	29,777	62,637	207,414
James B. Lipham	70,000	24,619	66,079	160,699
Jack Pearlstein	60,000	24,619	66,079	150,699
Timothy A. Samples	70,000	22,557	38,222	130,778
Jason Few	62,500	25,971	43,977	132,447
Robert J. Gerrard, Jr.(4)	43,125	18,932	31,590	93,646
Fritz E. von Mering(5)	27,500	8,905	13,447	49,852
David A. Donnini(6)	—	—	—	—
Collin E. Roche(7)	—	—	—	—
John C. Hofmann(8)	—	—	—	—

(1)	The Stock Awards amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, determined in accordance with FAS 123R, for awards granted under the 2006 Long-Term Equity Incentive Plan, calculated without regard to any estimate of forfeitures related to service-based vesting conditions. This column may include amounts from awards granted in 2008 and described in footnote (3) below, as well as awards granted in prior years for which the Company continued to recognize expense in 2008. As of December 31, 2008, each Director has the following number of restricted shares outstanding: Robert J. Marino—11,800; James B. Lipham—9,800; Jack Pearlstein—9,800; Timothy A. Samples—9,800; Jason Few—9,800; Robert J. Gerrard, Jr.—7,100; Fritz E. von Mering—7,100.
(2)	The Option Awards amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, determined in accordance with FAS 123R, for awards granted under the Non-Employee Directors Stock Option Plan, calculated without regard to any estimate of forfeitures related to service-based vesting conditions. This column may include amounts from awards granted in 2008 and described in footnote (3) below, as well as awards granted in prior years for which the Company continued to recognize expense in 2008. As of December 31, 2008, each Director has the following number of options outstanding: Robert J. Marino—61,720; James B. Lipham—46,200 Jack Pearlstein—46,200; Timothy A. Samples—26,200; Jason Few—26,200; Robert J. Gerrard, Jr,—19,000; Fritz E. von Mering—19,000.
(3)	The following table shows the options and restricted stock awarded to each director during 2008, and the aggregate grant date fair value for each award.

Name	Option Awards (#)	Grant Date Fair Value of Option Awards ($)	Restricted Stock (#)	Grant Date Fair Value of Restricted Stock Awards ($)
Robert J. Marino	9,900	77,510	3,700	77,700
James B. Lipham	7,200	56,371	2,700	56,700
Jack Pearlstein	7,200	56,371	2,700	56,700
Timothy A. Samples	7,200	56,371	2,700	56,700
Jason Few	7,200	56,371	2,700	56,700
Robert J. Gerrard, Jr.	19,000	7,100	7,100	126,096
Fritz E. von Mering	19,000	7,100	7,100	123,114
David A. Donnini	—	—	—	—
Collin E. Roche	—	—	—	—
John C. Hofmann	—	—	—	—

(4)	Mr. Gerrard became a member of the Board of Directors of the Company on April 1, 2008.
(5)	Mr. von Mering became a member of the Board of Directors of the Company on August 25, 2008.
(6)	As of August 25, 2008, Mr. Donnini was no longer a member of the Board of Directors of the Company. As a partner in GTCR, Mr. Donnini was not eligible to receive compensation as a director.
(7)	As of September 25, 2008, Mr. Roche was no longer a member of the Board of Directors of the Company. As a partner in GTCR, Mr. Roche was not eligible to receive compensation as a director.
(8)	As of May 8, 2008, Mr. Hofmann was no longer a member of the Board of Directors of the Company, As a partner in GTCR, Mr. Hofmann was not eligible to receive compensation as a director.

2009 Non-employee Director Compensation. In the second half of 2008, the Compensation Committee retained Mercer to review the Company’s non-employee director compensation. Effective January 1, 2009, based on Mercer’s recommendations, the Compensation Committee approved a plan to provide non-employee directors with annual equity grants with a targeted value of $100,000, comprised of $50,000 for stock options and $50,000 for restricted stock, with both vesting in annual increments over a 3-year period. In addition, the Chairman of the Board will receive an additional annual equity grant, with a targeted value of $50,000, equally allocated between stock options and restricted stock, for serving as the non-employee Board Chairman.

PROPOSAL 3

APPROVAL OF THE

SYNIVERSE HOLDINGS, INC.

AMENDED AND RESTATED 2006 LONG-TERM EQUITY INCENTIVE PLAN

The Company currently maintains the Syniverse Holdings, Inc. 2006 Long-Term Equity Incentive Plan, or the 2006 Plan, which provides for grants of stock options, restricted stock and other incentive awards to our employees, officers, directors and consultants. As of December 31, 2008, 3,478,072 shares of common stock remained available for issuance pursuant to awards granted under the 2006 Plan, of which only 100,700 shares may be granted as “full-value” awards. “Full-value awards” generally refer to awards, other than stock options and stock appreciation rights, that are settled by the issuance of our common stock. As discussed earlier in this proxy statement, the Compensation Committee intends to introduce performance share awards to the mix of equity awards to be granted to executives and to increase the use of restricted stock grants for employees below the senior executive level. The availability of additional awards for future grants, specifically performance shares and restricted stock, will provide us with greater ability to attract, retain and motivate employees by offering competitive compensation packages. It will also allow us to strengthen the link between executive compensation and longer-term Company performance.

The Company also maintains the Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan. Each of these plans is frozen and no additional awards will be issued under such plans. All future awards will be made under the 2006 Plan.

On March 23, 2009, the Board of Directors and the Compensation Committee approved and adopted, subject to approval by the Company’s shareholders at this annual meeting, the Amended and Restated 2006 Long-Term Equity Incentive Plan. The amendment and restatement of the 2006 Plan would:

•	increase the total number of shares authorized for issuance under the 2006 Plan from 6,000,000 shares to 9,000,000 shares (an increase of 3,000,000 shares);

•

change the current 1,000,000 limit on “full value” awards to 4,000,000 shares so that a total of 3,100,700 shares will be available for future awards of restricted stock, restricted stock units, performance share awards or other “full value” awards under the 2006 Plan;

•

remove certain “liberal” share counting provisions so that shares surrendered or withheld to cover any exercise price or tax withholding obligations will count against the number of shares remaining available for future awards under the 2006 Plan;

•	change the number of awards and the value of cash-based awards which may be granted to a participant on an annual basis;

•	establish minimum vesting periods of 3 years for service-based grants and 1 year for performance-based grants (the Company intends to use 3-year performance cycles for the performance shares);

•

incorporate into the plan document and update the list of business criteria which the Compensation Committee may use to establish objectively determinable performance goals for certain awards issued under the 2006 Plan so that the awards are fully deductible without regard to the $1,000,000 deduction limit imposed by tax code Section 162(m); and

•	provide for accelerated award vesting upon a participant’s qualifying termination of employment within one year following a change in control of the Company (i.e., a double trigger provision).

In order to preserve the Compensation Committee’s ability to grant certain fully deductible performance-based awards, the list of qualified business criteria must be approved by the Company’s shareholders no less often than every five years. The list of qualified business criteria was originally approved by the Company’s shareholders on May 9, 2006. The Board of Directors recommends that the shareholders re-approve at the annual meeting the list of Qualified Business Criteria for the 2006 Plan set out below under the caption “Performance Goals.”

As of December 31, 2008, the Company’s equity overhang (sum of total outstanding equity awards under all plans plus shares available for future grant, expressed as a percentage of common shares outstanding) was equal to 8.6%. Including the additional 3 million shares requested in this amendment, the Company’s equity overhang would equal 13.0% of common shares outstanding. Both of these percentages are below the median overhang for industry peers (14%) based on a study conducted by Mercer in the second half of 2008. As a result, the Company believes that the overhang level, including the additional shares, is reasonable.

If the amendment and restatement of the 2006 Plan is not approved by the shareholders at this annual meeting, the 2006 Plan will remain in effect in accordance with its terms as in effect immediately prior to the March 23, 2009 board action, but including certain procedural amendments that do not require shareholder approval.

Summary of the 2006 Plan, as Proposed to be Amended and Restated

The following is a summary of the material provisions of the 2006 Plan, as proposed to be amended and restated. This summary is qualified in its entirety by the full text of the Amended and Restated 2006 Plan, which is attached to this proxy statement as Appendix A.

Purpose. The purpose of the 2006 Plan is to promote the long-term growth and profitability of the Company and its subsidiaries by providing certain directors, officers and employees of, and certain other individuals who perform services for the Company and its subsidiaries, with incentives to maximize shareholder value and otherwise contribute to the success of the Company and enabling the Company to attract, retain and reward the best available persons for positions of responsibility.

Administration. The 2006 Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2006 Plan; and make all other decisions and determinations that may be required under the 2006 Plan. In addition, the full Board of Directors may at any time administer the plan. If it does so, it will have all the powers of the Compensation Committee under the 2006 Plan.

Shares Available for Awards. The Company originally authorized 6,000,000 shares for issuance under the 2006 plan. Of this original amount, 3,478,072 shares remained available for issuance on December 31, 2008. The proposed amendment and restatement would increase the number of shares that may be issued under the Company’s 2006 Plan by 3,000,000 shares, so that a total of 6,478,072 shares of common stock remain reserved and available for issuance pursuant to awards granted under the 2006 plan. In addition, the proposed amendment and restatement would change the current 1,000,000 limit on “full value” awards to 4,000,000 shares so that a total of 3,100,700 shares will be available for future awards of restricted stock, restricted stock units, performance share awards or other “full value” awards under the 2006 Plan.

Share Counting. The proposed amendment and restatement of the 2006 Plan would eliminate the “liberal” share counting provisions of the 2006 Plan, so that from and after May 8, 2009, (i) shares withheld from an award to satisfy tax withholding requirements, and shares delivered or withheld to pay the exercise price of an option, will no longer be used to replenish the plan share reserve, and (ii) the full number of shares underlying stock appreciation rights will be counted against the plan share reserve, rather than the net number of shares actually issued. The 2006 Plan will continue to provide that (i) shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and (ii) shares underlying awards that are ultimately settled in cash, will again be available for future grants of awards under the 2006 Plan.

Eligibility. The 2006 Plan permits the grant of incentive awards to employees, officers, and non-employee directors of the Company and its affiliates as selected by the Compensation Committee. As of December 31, 2008, the number of eligible participants was approximately 1,150. The number of eligible participants may increase over time based upon future growth of the Company and its affiliates.

Permissible Awards. The 2006 Plan authorizes the granting of awards in any of the following forms:

•

market-priced options to purchase shares of our common stock, which may be designated under the tax code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors);

•

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Compensation Committee;

•

restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award certificate) at a designated time in the future;

•

performance awards, which are awards payable in cash or stock upon the attainment of specified performance goals (any award that may be granted under the 2006 Plan may be granted in the form of a performance award); and

•	cash-based awards.

Limitations on Individual Awards. In order to preserve the Compensation Committee’s ability to grant certain fully deductible performance-based awards, the 2006 Plan is required to include limits on the number of awards that may be issued to any one person. Currently, the maximum number of shares of common stock that may be covered by options and stock appreciation rights granted under the 2006 Plan to any one person in any one calendar year is 20% of the total number of shares authorized under the plan, and the maximum number of shares of common stock that may be covered by restricted stock, restricted stock units and performance shares granted under the 2006 Plan to any one person in any one calendar year is 20% of the total number of shares authorized under the plan.

Pursuant to the proposed amendment and restatement, the maximum number of awards which could be granted to any one participant during a calendar year under the 2006 Plan would be as follows:

•	1,000,000 shares subject to options,

•	1,000,000 shares subject to stock appreciation rights,

•	1,000,000 shares subject to restricted stock or restricted stock unit awards, and

•	$2,500,000 with respect to cash-based awards.

Minimum Vesting Requirements. Unless the Compensation Committee determines otherwise, awards granted under the 2006 Plan will be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service. Except in limited circumstances, no award under the 2006 Plan may vest within six months of the date of grant, unless the Compensation Committee determines otherwise.

Performance Goals. All options and stock appreciation rights granted under the 2006 Plan will be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Compensation Committee may designate any other award granted under the 2006 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Compensation Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate.

•	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Sales

•	Cash (cash flow, cash generation or other cash measures)

•	Customer satisfaction

•	Revenues

•	Market performance

•	Shareholder return and/or value

•	Profits (net profit, gross profit, operating profit (including EBITDA), economic profit, profit margins or other corporate profit measures)

•	Working capital

•	Net income (before or after taxes, operating income or other income measures)

•	Stock price or performance

•	Economic value added

•	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Working capital targets relating to inventory and/or accounts receivable

•	Safety standards

•	Productivity measures

•	Cost reduction measures

•	Strategic plan development and implementation

The Board of Directors recommends that the shareholders approve at the Annual Meeting the foregoing list of business criteria for the purposes of future performance-based awards that are intended to be fully deductible under Code Section 162(m).

The Compensation Committee must establish such goals within the first 90 days of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the Compensation Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. The Compensation Committee may provide, at the time the performance goals are established, that any evaluation of performance will include or exclude or otherwise objectively adjust for specified events that occur during a performance period, which may include, but are not limited to any of the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect awards to “covered employees,” they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Limitations on Transfer. Unless the Compensation Committee determines otherwise, no award granted under the 2006 Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians or legal representatives.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate or any special plan document governing an award, if a participant’s employment is terminated without “cause” or the participant resigns for “good reason” within one year after the effective date of a “change in control” (as such terms are defined in the 2006 Plan), then

•	all of that participant’s outstanding options, stock appreciation rights and other awards in the nature of rights that may be exercised will become fully exercisable,

•	all time-based vesting restrictions on his or her outstanding awards will lapse, and

•

the target payout opportunities attainable under all of that participant’s outstanding performance awards will be deemed to have been fully earned based upon an assumed achievement of all relevant performance goals at the “target” level and the participant will receive a pro rata payout of such performance award within thirty (30) days following the date of termination of employment based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.

Adjustments. In the event of a reorganization, recapitalization, stock split, stock dividend, rights offering, large nonrecurring cash dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Compensation Committee will make such adjustments as it deems appropriate in the number and kind of shares or other property available for issuance under the 2006 Plan (including, without limitation, the share authorization limits, in the number and kind of options, shares or other property covered by grants previously made under the 2006 Plan, and in the exercise price of outstanding options and stock appreciation rights).

Termination and Amendment. The Board or the Compensation Committee may amend or terminate the 2006 Plan in its discretion, except that no amendment will become effective without prior approval of our shareholders if such approval is necessary for continued compliance with any applicable law or regulations or stock exchange listing requirements. The terms of outstanding awards may be amended by the Compensation Committee, but no such amendment may materially and adversely affect any outstanding rights under the 2006 Plan without the affected participant’s consent. If not previously terminated by the Board or the Compensation Committee, the 2006 Plan, as amended and restated, will terminate on the tenth anniversary of its effective date, which will be the date that the Company’s shareholders approve the amendment and restatement of the 2006 Plan.

Prohibition on Repricing. Outstanding stock options and stock appreciation rights cannot be repriced, directly or indirectly, without the prior consent of the Company’s shareholders. The exchange of an “underwater” option (i.e., an option having an exercise price in excess of the current market value of the underling stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s shareholders.

Certain U.S. Federal Income Tax Effects

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2006 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and foreign income tax consequences are not discussed, and may vary from locality to locality.

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2006 Plan. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2006 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under tax code Section 162(m). If the participant files an election under tax code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under tax code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the tax code Section 83(b) election.

Restricted Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a restricted stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under tax code Section 162(m).

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under tax code Section 162(m).

Tax Code Section 409A. The Plan permits the grant of various types of incentive awards, which may or may not be exempt from tax code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and stock appreciation rights that comply with the terms of the 2006 Plan, are designed to be exempt from the application of tax code Section 409A. Restricted stock units and performance awards granted under the 2006 Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2006 Plan.

Aggregate Past Grants to Named Executive Officers and Others

The table below shows, as to the Company’s directors, named executive officers and the other individuals and groups indicated, the number of shares of common stock subject to stock options and restricted stock granted under the 2006 Plan since the plan’s inception through March 1, 2009. On March 2, 2009, the closing price per share of our common stock as listed on the New York Stock Exchange was $14.75.

	Number of Shares of Time-Vesting Restricted Stock Awards	Number of Shares Subject to Stock Options
Named Executive Officers:
Tony G. Holcombe President and Chief Executive Officer	100,000	400,000

David W. Hitchcock Executive Vice President and Chief Financial Officer	60,000	80,000

Jeffrey S. Gordon Chief Technology Officer	40,000	104,000

Eugene Bergen Henegouwen Executive Vice President and Managing Director, Europe Middle East and Africa	40,000	120,000

Alfredo T. de Cárdenas Executive Vice President, North America	40,000	40,000

All Current Executive Officers as a Group	475,000	1,074,000

All Current Directors, who are not Executive Officers, as a Group	65,200	174,400

All Employees (Including All Current Officers Who Are Not Executive Officers) as a Group	346,100	672,561

Since its inception, no shares have been issued under the 2006 Plan to any other nominee for election as a director, or any associate of any such director, nominee or executive officer. No person, other than current executives Holcombe, Hitchcock, Gordon, Bergen Henegouwen and Cheung and former executive Paul A. Wilcock, has been issued five percent or more of the total amount of shares issued under the 2006 Plan.

Because future awards will be made at the discretion of the Compensation Committee, we cannot determine the benefits or amounts that will be received in the future by the above-listed persons or groups pursuant to the Amended and Restated 2006 Plan.

Equity Compensation Plan Information. The following chart sets forth information concerning the equity compensation plans of the Company as of December 31, 2008.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	1,785,877	$14.84	3,834,845	(2)
Equity compensation plans not approved by security holders(3)	—	—	—
Total	1,785,877	$14.84	3,834,845	(2)

(1)	Consists of the 2006 Plan, Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan. Options are no longer granted under the Founders’ Stock Option Plan and the Non-Employer Directors Stock Option Plan.
(2)	3,478,072 of these shares are reserved and available for issuance under the 2006 Plan and of such shares, 100,700 are available for issuance pursuant to grants of full-value stock awards. 356,773 of these shares are reserved and available for issuance under the Syniverse Holdings, Inc. 2006 Employee Stock Purchase Plan.
(3)	As of December 31, 2008, the Company did not maintain any equity compensation plans that had not been approved by the Company’s shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE “FOR” THE AMENDED AND RESTATED 2006 LONG-TERM EQUITY INCENTIVE PLAN

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee does not constitute “soliciting material” and should not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference in any of those filings.

The Audit Committee is comprised of four directors, each of whom the Board of Directors has determined to be an independent director as defined by the New York Stock Exchange listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. The Audit Committee operates under a written charter adopted by the Board of Directors which can be found on the Company’s website at www.syniverse.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements and for maintaining effective systems of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2008 with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, Ernst & Young LLP, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles and an audit of the effectiveness of internal control over financial reporting in accordance with the standards of the Public Accounting Oversight Board (United States), its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61 (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Ernst & Young LLP that firm’s independence.

The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for their audit. The Audit Committee meets with Ernst & Young LLP with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 filed by the Company with the Securities and Exchange Commission.

James B. Lipham, Chairman

Jason Few

Jack Pearlstein

Fritz E. von Mering

April 7, 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 24, 2009 by:

•	each shareholder who is known to own beneficially more than 5% of our common stock;

•	each director

•	each of the named executive officers; and

•	all directors and officers as a group.

The percentage ownership is based on 68,452,275 shares of common stock outstanding at March 24, 2009. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 24, 2009 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes following the table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or more Shareholders
FMR LLC(1)	4,691,360	6.9%
Brookside Capital Partners Fund, L.P.(2)	4,477,058	6.5%
Highside Capital Management, L.P.(3)	4,300,000	6.3%
Morgan Stanley(4)	3,741,614	5.5%
Vaughan Nelson Investment Management, L.P.(5)	3,669,655	5.4%

Directors and Executive Officers
Tony G. Holcombe(6)	311,512	*
David W. Hitchcock(7)	70,159	*
Jeffrey S. Gordon(8)	54,763	*
Eugene Bergen Henegouwen(9)	65,439	*
Alfredo T. de Cárdenas(10)	53,333	*
Jason Few(11)	18,533	*
James B. Lipham(12)	41,866	*
Robert J. Marino(13)	58,186	*
Jack Pearlstein(14)	41,866	*
Timothy A. Samples(15)	24,866	*
Robert J. Gerrard, Jr.(16)	13,433	*
Fritz E. von Mering(17)	7,100	*
All directors and executive officers as a group (20 persons)	1,051,462	1.5%

*	Less than 1%
(1)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. The Schedule 13G/A states that FMR LLC has sole power to vote or to direct the vote of 164,660 shares and sole power to dispose or to direct the disposition of 4,691,360 shares. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(2)	This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2009. The Schedule 13G/A states that Brookside Capital Partners Fund, L.P. has sole voting and dispositive power over 4,447,058 shares. The address of Brookside Capital Partners Fund, L.P. is 111 Huntington Avenue, Boston, Massachusetts 02199.
(3)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on March 26, 2009. The Schedule 13G was jointly filed by Highside Capital Management, L.P., Highside Management, LLC and H. Lee S. Hobson (collectively, “Highside”). The Schedule 13G states that Highside has sole voting power and dispositive power over 4,300,000 shares. The address of Highside is 100 Crescent Court, Suite 860, Dallas, Texas 75201.

(4)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009. The Schedule 13G states that Morgan Stanley has the sole voting power over 3,596,570 shares, the shared voting power over 1,139 shares and the sole dispositive power over 3,741,614 shares. The address of Morgan Stanley is 1585 Broadway, New York, New York 10036.
(5)	This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009. The Schedule 13G states that Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) has sole voting power over 2,206,600 shares, sole dispositive power over 2,499,000 shares and shared dispositive power over 1,170,655 shares. Vaughan Nelson reported that it may be deemed to be the beneficial owner of the reported shares of Syniverse’s stock due to investment advisory relationships with the persons who own such shares. Vaughan Nelson further reported that Vaughan Nelson Investment Management, Inc., as General Partner of Vaughan Nelson, may be deemed the indirect beneficial owner of the reported shares. Both Vaughan Nelson and Vaughan Nelson Investment Management, Inc. disclaim beneficial ownership of the reported shares of Syniverse’s common stock. The address of Vaughan Nelson and Vaughan Nelson Investment Management, Inc. is 600 Travis Street, Suite 6300, Houston, Texas 77002.
(6)	Includes 228,619 shares subject to options held by Mr. Holcombe that are exercisable within 60 days of March 24, 2009.
(7)	Includes 13,333 shares subject to options held by Mr. Hitchcock that are exercisable within 60 days of March 24, 2009.
(8)	Includes 17,333 shares subject to options held by Mr. Gordon that are exercisable within 60 days of March 24, 2009.
(9)	Includes 39,999 shares subject to options held by Mr. Henegouwen that are exercisable within 60 days of March 24, 2009.
(10)	Includes 13,333 shares subject to options held by Mr. de Cárdenas that are exercisable within 60 days of March 24, 2009.
(11)	Includes 8,733 shares subject to options held by Mr. Few that are exercisable within 60 days of March 24, 2009.
(12)	Includes 32,066 shares subject to options held by Mr. Lipham that are exercisable within 60 days of March 24, 2009.
(13)	Includes 46,386 shares subject to options held by Mr. Marino that are exercisable within 60 days of March 24, 2009.
(14)	Includes 32,066 shares subject to options held by Mr. Pearlstein that are exercisable within 60 days of March 24, 2009.
(15)	Includes 15,066 shares subject to options held by Mr. Samples that are exercisable within 60 days of March 24, 2009.
(16)	Includes 6,333 shares subject to options held by Mr. Gerrard that are exercisable within 60 days of March 24, 2009.
(17)	Includes 0 shares subject to options held by Mr. von Mering that are exercisable within 60 days of March 24, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing our Code of Business Conduct and other similar company codes and policies and for considering questions of possible conflicts of interest and related party transactions involving directors, executive officers, key employees and other “related persons” as defined by Item 404(a) of Regulation S-K. This obligation is set forth in writing in our Nominating and Corporate Governance Committee Charter, a copy of which is available on our Internet website at www.syniverse.com.

There were no relationships or related party transactions that occurred in the fiscal year ending December 31, 2008. We do not have a formal related party approval policy for transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K. However, to identify related party transactions, each year, we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest. We review related party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Code of Business Conduct requires all directors, officers and employees who may have a potential or apparent conflict of interest to immediately notify our human resources department or our legal department.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. Our directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner.

A copy of our Code of Business Conduct is available on our Internet website at www.syniverse.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC’s regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10% shareholders. To our knowledge, based solely on a review of the copies of such forms and amendments thereto received by us with respect to 2008, all Section 16(a) filing requirements were met, except for Messrs. Cheung, Holcombe and Bergen Henegouwen and Mr. Robert F. Garcia, Jr. who each filed one late Form 4 with respect to the acquisition of options under our Long-Term Equity Incentive Plan; and Mr. Gordon who filed one late Form 4 with respect to the acquisition of restricted stock and options under our 2006 Plan. In addition, Mr. Roche failed to timely report fifteen transactions; Mr. Donnini failed to timely report fifteen transactions and Mr. Hofmann failed to timely report fifteen transactions. All of such late filings related to distributions from limited partnerships to certain of their partners, including entities in which Messrs. Roche, Donnini and Hofmann have an indirect interest and sales by each of such entities. Each of Messrs. Roche, Donnini and Hofmann reported such transactions late on a Form 4 filed on March 10, 2008.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees, and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (not including documents incorporated by reference), are available without charge to shareholders upon written request to our Corporate Secretary at

8125 Highwoods Palm Way Tampa, FL 33647. You may review our filings with the SEC by visiting our website at www.syniverse.com. Our website and the information contained or incorporated therein are not intended to be incorporated into this report.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested parties who have concerns that they wish to make known to the Company’s non-management directors, should send any such communication to the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647, or at the Company’s website, www.syniverse.com at the “Investors” tab, under “Corporate Governance—Contact the Board.” All such shareholder communications will be reviewed by the Chairman of the Nominating and Corporate Governance Committee and discussed with the committee, which will determine an appropriate response or course of action.

SHAREHOLDER PROPOSALS FOR 2010

Our 2010 Annual Meeting of Shareholders is expected to be held on or about May 6, 2010, and proxy materials in connection with that meeting are expected to be mailed on or about April 5, 2010. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2010 proxy statement. These shareholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8(b)(2), to our principal executive offices, in care of our Corporate Secretary. Failure to deliver a proposal by one of these means may result in it not being deemed timely received. In order to be included in our proxy materials for our 2010 Annual Meeting, we must receive shareholder proposals prepared in accordance with the proxy rules on or before December 8, 2009. Any such proposal should be addressed to the Corporate Secretary, Syniverse Holdings, Inc., 8125 Highwoods Palm Way, Tampa, Florida 33647. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement for our Annual Meeting of Shareholders to be held in 2010 in accordance with applicable law. It is suggested that such proposals be sent by certified mail, return receipt requested. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders wishing to recommend candidates to serve on the Company’s Board of Directors may do so by sending a timely notice to the attention of the Chairman of the Nominating and Corporate Governance Committee in care of the Company’s executive offices at 8125 Highwoods Palm Way, Tampa, Florida 33647. The notice must contain the following: the candidate’s name, a detailed biography outlining the candidate’s relevant background, professional and business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would be willing to serve on the Board of Directors, if elected, a statement by the shareholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board of Directors and a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

Candidates for director who are properly recommended by the Company’s shareholders will be evaluated in the same manner as any other candidate for director. The Nominating and Corporate Governance Committee may require the candidate to furnish other information as the Nominating and Corporate Governance Committee may reasonably request to assist the Nominating and Corporate Governance Committee in determining the eligibility of the candidate to serve as a Director. The Nominating and Corporate Governance Committee (or the presiding officer at any meeting of the shareholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Alternatively, under our Bylaws, if a shareholder does not want to submit a proposal for the 2010 Annual Meeting for inclusion in our proxy statement under Rule 14a-8, and intends to nominate a person as a candidate for election to the Board of Directors directly (rather than through our Nominating and Corporate Governance Committee), Syniverse must receive the shareholder proposal or nomination between January 8, 2010 and February 5, 2010. If the date of the 2010 Annual Meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after the anniversary date of the 2009 Annual Meeting, notice from a shareholder must be so received not later than the 10th day following the day on which notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever occurs first. The shareholder’s submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares, and must include information specified in our Bylaws concerning the proposal or nominee, as the case may be, and information as to the shareholder’s ownership of our stock. We will not entertain any proposals or nominations at the Annual Meeting that do not meet these requirements. In addition, pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, if we receive notice after February 19, 2010 of any proposal which a shareholder intends to raise at the 2010 Annual Meeting, the persons named in the proxy solicited by our Board of Directors for our 2010 Annual Meeting may exercise discretionary voting with respect to such proposal.

OTHER MATTERS

We know of no matters to be presented at the Annual Meeting other than those included in the Notice of Annual Meeting of Shareholders. Should any other matter requiring a vote of shareholders arise, including a question of adjourning the meeting, the persons named in the accompanying proxy will vote thereon according to their best judgment in what they consider our best interests. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Discretionary Authority

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A shareholder vote may be taken on one or more of the proposals in this proxy statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote these proxies which they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

It is important that your stock be represented at the meeting regardless of the number of shares you hold. Whether or not you plan to attend, please sign, date and return the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the U.S.

By Order of the Board of Directors

/s/ Laura E. Binion

Laura E. Binion

Corporate Secretary

Tampa, Florida

April 7, 2009

Appendix A

SYNIVERSE HOLDINGS, INC.

AMENDED AND RESTATED

2006 LONG-TERM EQUITY INCENTIVE PLAN

1.     Purpose.

This plan shall be known as the Syniverse Holdings, Inc. Amended and Restated 2006 Long-Term Equity Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Syniverse Holdings, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for the Company and its Subsidiaries with incentives to maximize shareholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, restricted stock, restricted stock units, stock appreciation rights (“SARs”), performance awards (including cash-based awards), or any combination of the foregoing may be made under the Plan.

2.     Definitions.

(a) “Affiliate” shall mean, with respect to any person, entity or group, any other person, entity or group, which, directly or indirectly, controls, is controlled by, or is under common control with such person, entity or group.

(b) “Award” means incentive or non-qualified stock option, restricted stock, restricted stock units, stock appreciation rights, performance awards (including cash-based awards), or any combination of the foregoing granted to a participant under the Plan.

(c) “Board of Directors” and “Board” mean the board of directors of the Company.

(d) “Cause” has the meaning set forth in the employment agreement between the participant and the Company or any of its Subsidiaries and in the absence of such an employment agreement, means the occurrence of one or more of the following events:

(i) a participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or its Subsidiaries, perpetration or attempted perpetration of fraud, or participation in a fraud or attempted fraud, on the Company or its Subsidiaries or unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company or its Subsidiaries;

(ii) any act or acts of disloyalty, misconduct or moral turpitude by a participant injurious to the interest, property, operations, business or reputation of the Company or its Subsidiaries or commission of a crime which results in injury to the Company or its Subsidiaries; or

(iii) a participant’s failure or inability (other than by reason of his or her permanent disability) to carry out effectively his or her duties and obligations to the Company or its Subsidiaries or to participate effectively and actively in the management of the Company or its Subsidiaries, as determined in the reasonable judgment of the Board.

(e) “Change in Control” means the occurrence of one of the following events (other than in connection with a sale to an Exempt Person):

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s shareholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof;

(iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) with an Exempt Person, (B) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (C) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board, which shall consist solely of three or more Independent Directors.

(h) “Common Stock” means the Common Stock, par value $0.001 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(i) “Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary (including, without limitation, any businesses which are in development and any businesses of third parties that the Company or any Subsidiary has actively pursued as an acquisition target) with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries.

(j) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(k) “Disability” means a disability that would entitle an eligible participant to payment of monthly disability payments under any Company disability plan or as otherwise determined by the Committee.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exempt Person” means any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

(n) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (the “Market”) for the applicable trading day or, if the Common Stock is not then listed or quoted in the Market, the Fair Market Value shall be the fair market value of the Common Stock determined by such method as the Board determines in good faith to be reasonable and in compliance with Section 409A of the Code.

(o) “Family Member” has the meaning given to such term in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(p) “Good Reason,” with respect to a participant’s termination of employment following a Change in Control, has the meaning set forth in the employment agreement between the participant and the Company or any of its Subsidiaries and in the absence of such an employment agreement, shall mean any of the following, without the participant’s consent: (i) a material diminution in the participant’s annual base salary as in effect immediately prior to the effective date of the Change in Control; (ii) a material diminution in the participant’s authority, duties, or responsibilities as were in effect immediately prior to the effective date of the Change in Control; or (iii) the Company’s requiring the participant, without his or her consent, to be based at any office or location more than 50 miles from the participant’s office location as of the effective date of the Change in Control. A termination by the participant shall not constitute termination for Good Reason unless the participant shall first have delivered to the Company written notice setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event), and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the participant. Good Reason shall not include the participant’s death or Disability.

(q) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(r) “Independent Directors” means those members of the Board of Directors who qualify at any given time as “independent” directors under Section 303A of the New York Stock Exchange Listed Company Manual, “non-employee” directors under Rule 16b-3 of the Exchange Act, and “outside” directors under Section 162(m) of the Code.

(s) “Non-Qualified Stock Option” means any stock option other than an Incentive Stock Option.

(t) “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 10 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(u) “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 10, or (ii) an option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Common Stock as of the date of grant.

(v) “Retirement” means termination of one’s employment on retirement with the approval of the Committee.

(w) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(x) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3.     Administration.

The Plan shall be administered by the Committee; provided that the Board may, in its discretion, at any time and from time to time, resolve to administer the Plan, in which case the term “Committee” shall be deemed to mean the Board for all purposes herein. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto and the rules and regulations of the principal securities exchange on which the Common Stock is then listed for trading. No member of the Board or the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any Award under the Plan, and rights to the payment of such Awards shall be no greater than the rights of the Company’s general creditors.

4.     Shares Available for the Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 19, an aggregate of 9,000,000 shares of Common Stock (the “Shares”) may be issued pursuant to the Plan and of such amount, an aggregate of 4,000,000 Shares may be issued pursuant to this Plan as restricted stock, restricted stock units or performance shares. The maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 9,000,000. Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares.

(b) Share Counting.

(i) If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, then such unpurchased or forfeited Shares shall thereafter be available for further grants under the Plan.

(ii) From and after the Effective Date, the following Shares shall not become available for issuance under the Plan: (i) shares tendered by participants as full or partial payment to the Company upon exercise of options granted under this Plan; and (ii) shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations upon the lapse of restrictions on restricted stock or the exercise of options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan.

(iii) With respect to SARs, when a stock-settled SAR is exercised, the Shares subject to a SAR award agreement shall be counted against the Shares available for issuance under the Plan as one (1) Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise.

(iv) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(c) Limitations on Awards. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 19):

(i) Options. The maximum aggregate number of Shares subject to options that may be granted under the Plan in any calendar year to any one participant shall be 1,000,000.

(ii) SARs. The maximum number of Shares subject to stock appreciation rights that may be granted under the Plan in any calendar year to any one participant shall be 1,000,000.

(iii) Restricted Stock or Restricted Stock Units. The maximum aggregate number of Shares underlying awards of restricted stock or restricted stock units that may be granted under the Plan in any calendar year to any one participant shall be 1,000,000.

(iv) Cash-Based Awards. The maximum aggregate amount that may be paid with respect to cash-based awards under the Plan to any one participant in any calendar year shall be $2,500,000.

5.     Participation.

Participation in the Plan shall be limited to those directors (including non-employee directors), officers and employees of, and other individuals performing services for the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the service or employ as a director or officer of or in the performance of services for the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any Award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-Qualified Stock Options, restricted stock awards, restricted stock units, SARs, performance awards (including cash-based awards), or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6.     Incentive and Non-Qualified Stock Options and SARs.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-Qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor provision thereto). The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-Qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-Qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-Qualified Stock Options.

(a) Price. The price per Share deliverable upon the exercise of each option (“exercise price”) shall be established by the Committee, except that the exercise price may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 422 of the Code or any successor thereto.

(b) Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board, (iv) by “net” exercise, whereby the Company shall retain from the option that number of Shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the option’s exercise or (v) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment, and the tendered shares of Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (A) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (B) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

(c) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a shareholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d) Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e) Termination.

(i) Death or Disability. If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company and any Subsidiary due to death or Disability, the portion of such participant’s options and SARs that is vested and exercisable on the date of death or Disability shall expire 180 days from the date of his or her death or Disability, but in no event after the expiration date of the options or SARs, and all of the participant’s options and SARs that were not exercisable on the date of death or Disability shall be forfeited immediately upon such event; provided, however, that such options and SARs may become fully vested and exercisable in the sole discretion of the Committee. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor provision thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii) Retirement. Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options and SARs that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee; provided further that the Board or Committee may extend such exercise period (and related non-Competition period) in its discretion, but in no event may such extended exercise period extend beyond the expiration date of the options or SARs, and (B) all of the participant’s options and SARs that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options and SARs may become fully vested and exercisable in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-Qualified Stock Options under the Plan if required to be so treated under the Code.

(iii) Discharge for Cause. If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for, the Company or a Subsidiary for any reason, all of the participant’s options and SARs shall expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

(iv) Other Termination. Except as provided in Section 20 hereof and unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or Cause, (A) all of the participant’s options and SARs that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of such cessation, but in no event after the expiration date of the options or SARs; provided that the participant does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee; provided further that the Board or Committee may extend such exercise period (and related non-Competition period) in its discretion, but in no event may such extended exercise period extend beyond the expiration date of the options or SARs, and (B) all of the participant’s options and SARs that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation.

(f) Design Limits on Options. Notwithstanding anything in this Plan or any award agreement, no option granted under this Plan shall (i) provide for dividend equivalents or (ii) have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the option.

Without limiting the generality of the foregoing provisions of this Section 6 or the generality of the provisions of Sections 3, 4, 5 or 22 or any other section of this Plan, the Committee may, at any time or from time to time, and on such terms and conditions (that are consistent with and not in contravention of the other provisions of this Plan) as the Committee may, in its sole discretion, determine, enter into agreements (or take other actions with respect to the options) for new options containing terms (including exercise prices) more (or less) favorable than the outstanding options.

7.     Stock Appreciation Rights.

The Committee shall have the authority to grant SARs under this Plan. SARs shall be subject to such terms and conditions as the Committee may specify; provided that (1) the exercise price of the SAR may never be less than the Fair Market Value of the Shares subject to the SAR on the date the right is granted, (2) the SAR does not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR and (3) the SAR does not provide for dividend equivalents. SARs may be settled in Shares or the equivalent value in cash if the Committee so provides.

No SAR may be exercised unless the Fair Market Value of a share of Common Stock of the Company on the date of exercise exceeds the exercise price of the SAR. Prior to the exercise of the SAR, the participant shall have no rights as a shareholder with respect to Shares covered by such outstanding SAR (including any dividend or voting rights).

Upon the exercise of a SAR, the participant shall be entitled to a distribution in an amount equal to (A) the difference between the Fair Market Value of a share of Common Stock on the date of exercise and the exercise price of the SAR multiplied by (B) the number of Shares as to which the SAR is exercised. Such distribution shall be in Shares having a Fair Market Value equal to such amount (or the equivalent value in cash if the Committee so provides).

All SARs will be exercised automatically on the last day prior to the expiration date of the SAR so long as the Fair Market Value of a share of Common Stock on that date exceeds the exercise price of the SAR. The term during which each SAR may be exercised shall be determined by the Committee, but no SAR shall be exercisable in whole or in part more than ten (10) years from the date it is granted.

8.    Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (subject to Section 12, except as otherwise determined by the Committee or provided in the third paragraph of this Section 8), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The Committee may require the payment by the participant of a specified purchase price in connection with any restricted stock award. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

Except as provided in Section 20 hereof or otherwise provided by the Committee, at such time as a participant ceases to be, or in the event a participant does not become, a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

9.    Restricted Stock Units.

The Committee may at any time and from time to time grant restricted stock units under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock units shall specify the applicable restrictions on such units, the duration of such restrictions (subject to Section 12, except as otherwise determined by the Committee or provided in the third paragraph of this Section 9), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units that are part of the grant.

Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the participant to receive from the Company at the end of the vesting period (the “Vesting Period”) applicable to such unit one Share. Restricted stock units may be granted without payment of cash or consideration to the Company.

Except as otherwise provided by the Committee, during the restriction period the participant shall not have any rights as a shareholder of the Company; provided that, except as otherwise provided by the Committee, the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period.

Except as provided in Section 20 hereof or otherwise provided by the Committee, at such time as a participant ceases to be a director, officer or employee of, or otherwise performing services for, the Company or any Subsidiary for any reason, all restricted stock units granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

10.    Performance Awards.

(a) Performance Awards. The Committee is authorized to grant any Award under this Plan, including cash-based Awards, as performance awards on such terms and conditions as may be selected by the Committee. The Committee shall have complete discretion in determining the size and composition of performance awards granted to a participant and the appropriate period over which performance is to be measured (a “performance cycle”). Except as otherwise provided by the Committee, a performance award shall be paid in the tax year following the tax year in which the performance award was earned, but no later than 75 days after the last day of the tax year in which a performance cycle is completed. Performance awards may include (i) specific dollar–value target awards, (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock. The value of each performance award may be fixed or it may be permitted to fluctuate based on a performance factor (e.g., return on equity) selected by the Committee.

The Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time, including, without limitation, the performance of the participant, the Company, one or more of its Subsidiaries or divisions or any combination of the foregoing. During any performance cycle, the Committee shall have the authority to adjust the performance goals and objectives for such cycle for such reasons as it deems equitable; provided, however, that the foregoing sentence shall not apply with respect to a performance award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance cycle, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the performance award is expected to be paid.

The Committee shall determine the portion of each performance award that is earned by a participant on the basis of the Company’s performance over the performance cycle in relation to the performance goals for such cycle. The earned portion of a performance award may be paid out in Shares, cash, or any combination thereof, as the Committee may determine.

Except as otherwise provided in Section 20 herein, a participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a performance award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Retirement, or Disability prior to the end of the performance cycle, the actual level of achievement of all relevant performance goals against target will be measured as of the end of the performance cycle and such participant (or his or her estate) shall receive a prorata payout within seventy-five (75) days following the end of the tax year in which the performance cycle ends, based upon the length of time within the performance cycle that has elapsed prior to the date of termination.

(b) Qualified Performance-Based Awards. The provisions of the Plan are intended to ensure that all options and SARs granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption. When granting any other Award (other than an option or SAR), the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

—	Earnings (EBIT, EBITDA, earnings per share, or other corporate earnings measures)

—	Sales

—	Cash (cash flow, cash generation or other cash measures)

—	Customer satisfaction

—	Revenues

—	Market performance

—	Shareholder return and/or value

—	Profits (net profit, gross profit, operating profit (including EBITDA), economic profit, profit margins or other corporate profit measures)

—	Working capital

—	Net income (before or after taxes, operating income or other income measures)

—	Stock price or performance

—	Economic value added

—	Return measures (including, but not limited to, return on assets, capital, equity, investments or sales, and cash flow return on assets, capital, equity, or sales)

—	Market share

—	Improvements in capital structure

—	Expenses (expense management, expense ratio, expense efficiency ratios or other expense measures)

—	Business expansion or consolidation (acquisitions and divestitures)

—	Internal rate of return or increase in net present value

—	Working capital targets relating to inventory and/or accounts receivable

—	Safety standards

—	Productivity measures

—	Cost reduction measures

—	Strategic plan development and implementation

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that disappears during a measurement period shall be disregarded for the entire measurement period. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

Each Qualified Performance-Based Award (other than a market-priced option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived, in whole or in part, upon (i) the termination of employment of a participant by reason of death or Disability, or (ii) the occurrence of a Change in Control. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified event that occurs during a performance cycle, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30; (f) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (g) acquisitions or divestitures; and (h) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to this Section 10(b) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in this Section 10(b), no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

Section 4 sets forth (i) the maximum number of Shares that may be granted in any calendar year to a participant in designated forms of stock-based Awards, and (ii) the maximum aggregate dollar amount that may be paid with respect to cash-based awards under the Plan to any one participant in any calendar year.

11.    Withholding Taxes.

The Company shall have the authority and the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes. All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

12.    Written Agreement; Vesting.

Unless the Committee determines otherwise, each participant to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee; provided that unless the Committee determines otherwise, Awards granted under the Plan shall be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8 and 9 in connection with certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

13.    Transferability.

Unless the Committee determines otherwise, no Award granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an option may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any Award granted under the Plan and transferred as permitted by this Section 13, and any transferee of any such Award shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

14.    Prohibition on Tax Gross Ups.

Notwithstanding any other provision of the Plan, the Committee shall not gross up any grants under the Plan for tax purposes.

15.    Prohibition on Loans to Participants.

The Company shall not loan funds to any grantee for the purpose of paying the exercise or base price associated with any grant under this Plan or for the purpose of paying any taxes associated with the exercise or vesting of any grant under this Plan.

16.    Prohibition on Repricing.

Notwithstanding any other provision of the Plan, the Committee shall not, without prior shareholder approval, “reprice” any option or SAR granted under the Plan if the effect of such repricing would be to decrease the exercise price per share applicable to such stock option or SAR. For this purpose, a “repricing” would include a tandem cancellation and regrant or any other amendment or action that would have substantially the same effect as decreasing the exercise price of outstanding options or SARs.

17.    Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any Award is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option or SAR may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

18.    Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

19.    Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, rights offering, large nonrecurring cash dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the authorization limits in Section 4), in the number and kind of options, Shares or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options and SARs; provided, however, that the Committee shall not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an Award thereunder) in a participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (ii) cause any Award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan.

In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control occurs, all of the Company’s obligations regarding Awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (a) canceled in exchange for cash or other property in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their Awards had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefore, or (b) assumed by the surviving or continuing corporation.

Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(e), the Committee may, in its discretion, (i) cancel any or all outstanding options and SARs under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options and SARs had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the holders pursuant to such transaction if their options or SARs had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options or SARs for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion.

20.    Acceleration Upon Termination following a Change in Control.

Except as otherwise provided in the Award agreement or any special Plan document governing an Award, if a participant’s employment is terminated without Cause or the participant resigns for Good Reason within one year after the effective date of a Change in Control, then (i) all of that participant’s outstanding options, stock appreciation rights and other Awards in the nature of rights that may be exercised shall become fully exercisable, (ii) all time-based vesting restrictions on his or her outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under all outstanding of that participant’s performance awards shall be deemed to have been fully earned based upon an assumed achievement of all relevant performance goals at the “target” level and there shall be a prorata payout to such participant within thirty (30) days following the date of termination of employment based upon the length of time within the performance period that has elapsed prior to the date of termination of employment.

21.    Amendment and Termination of the Plan.

The Board of Directors or the Committee, without approval of the shareholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the shareholders of the Company if shareholder approval would be required by applicable law or regulations, including if required for continued compliance with the Section 162(m) Exemption, under the provisions of Section 422 of the Code or any successor provision thereto, or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

Notwithstanding any other provisions of the Plan, and in addition to the powers of amendment set forth in this Section 21 and Section 21 hereof or otherwise, the provisions hereof and the provisions of any Award made hereunder may be amended unilaterally by the Committee from time to time to the extent necessary (and only to the extent necessary) to prevent the implementation, application or existence (as the case may be) of any such provision from (i) requiring the inclusion of any compensation deferred pursuant to the provisions of the Plan (or an Award thereunder) in a participant’s gross income pursuant to Section 409A of the Code, and the regulations issued thereunder from time to time and/or (ii) inadvertently causing any Award hereunder to be treated as providing for the deferral of compensation pursuant to such Code section and regulations.

22.    Amendment or Substitution of Awards under the Plan.

The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, acceleration of the date of exercise of any Award and/or payments thereunder or of the date of lapse of restrictions on Shares (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided in Section 19, no such amendment shall adversely affect in a material manner any right of a participant under the Award without his or her written consent; and provided further that the Committee shall not reduce the exercise price of any options or SARs awarded under the Plan without approval of the shareholders of the Company.

23.    Commencement Date; Termination Date.

The Plan, as amended and restated, shall be effective as of the date of the 2009 annual meeting of the Company’s shareholders; provided that the Company’s shareholders approve the Plan at such meeting (the “Effective Date”). If not so approved, the Effective Date shall remain May 9, 2006, the date that the Plan was originally approved by the shareholders of the Company. Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on the ten year anniversary of the Effective Date. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of Awards theretofore granted under the Plan.

24.    Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

25.    Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

26.    Special Provisions Related to Section 409A of the Code.

(a) General. It is intended that the payments and benefits provided under the Plan and any Award granted under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award agreements shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any participant or other taxpayer as a result of the Plan or any Award.

(b) Definitional Restrictions. Notwithstanding anything in the Plan or in any written Award agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under the Plan or any written Award agreement by reason of the occurrence of a Change in Control, or the participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the written Award agreement that is permissible under Section 409A. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c) Allocation among Possible Exemptions. If any one or more Awards granted under the Plan to a participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d) Six-Month Delay in Certain Circumstances. Notwithstanding anything in the Plan or in any written Award agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any written Award agreement by reason of a participant’s separation from service during a period in which the participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the participant’s separation from service (or, if the participant dies during such period, within 30 days after the participant’s death) (in either case, the “Required Delay Period”); and

(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(e) Grants to Employees of Affiliates. Participants who are service providers to an Affiliate may be granted options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

(f) Timing of Distribution of Dividend Equivalents. Unless otherwise provided in the applicable written Award agreement, any dividend equivalents granted with respect to an Award hereunder (other than options or SARs, which shall have no dividend equivalents) will be paid or distributed no later than the 15th day of the 3rd month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture.

(g) Anti-Dilution Adjustments. Notwithstanding any anti-dilution provision in the Plan, the Committee shall not make any adjustments to outstanding options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A.

**************

The foregoing is hereby acknowledged as being the Syniverse Holdings, Inc. Amended and Restated 2006 Long-Term Equity Incentive Plan as adopted by the Board on March 23, 2009 and by the shareholders on May     , 2009.

SYNIVERSE HOLDINGS, INC.

By:
Its:

0

PROXY

SYNIVERSE HOLDINGS, INC.

8125 Highwoods Palm Way

Tampa, Florida 33647

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The undersigned hereby appoints Tony G. Holcombe and Laura E. Binion, and each of them, proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Syniverse Holdings, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Friday, May 8, 2009, or at any adjournments thereof, with all the power the undersigned would possess if personally present, on the following matters:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF

SHAREHOLDERS OF SYNIVERSE HOLDINGS, INC.

May 8, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 8, 2009:

The Company’s proxy statement and annual report to shareholders are available at https://www.sendd.com/EZPROXY/?project_id=205

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20833000000000000000 1

050809

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

NOMINEES:

Jason Few

Robert J. Gerrard, Jr.

Tony G. Holcombe

James B. Lipham

Robert J. Marino

Fritz von Mering

Jack Pearlstein

Timothy A. Samples

FOR AGAINST ABSTAIN

2. Ratify and approve the selection of Ernst & Young LLP as the independent auditors for Syniverse Holdings, Inc. for 2009.

3. Proposal to approve the Syniverse Holdings, Inc. Amended and Restated 2006 Long-Term Equity Incentive Plan.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED AND TIMELY RETURNED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, FOR ITEM 2 AND FOR ITEM 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS AS

MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THERE OF.

The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders and the Proxy Statement. The undersigned here by revokes any proxies heretofore given. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.